Exhibit 10.5 - Part II
EXECUTION VERSION

USD 420,000,000
TERM LOAN AND REVOLVING CREDIT FACILITIES AGREEMENT ORIGINALLY DATED 28 DECEMBER 2012
as previously amended pursuant to amendment agreements dated 28 February 2014, 31 October 2014 and 29 December 2014, respectively as further amended and restated as of the Effective Time
for
Seadrill Polaris Ltd. (previously SFL West Polaris Limited)
as Borrower

Seadrill Limited
as Parent

with

the companies named herein
as Guarantors

provided by

the banks and financial institutions named herein
as Lenders

with

DNB Bank ASA and Nordea Bank AB, London Branch
as Bookrunners

and

The banks and financial institutions named herein
as Mandated Lead Arrangers

and

DNB Bank ASA
as Agent

www.bahr.no

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Exhibit 10.5 - Part II
EXECUTION VERSION

CONTENTS
Clause	Page
1.DEFINITIONS AND INTERPRETATION     4
2.THE FACILITIES    24
3.PURPOSE    25
4.CONDITIONS PRECEDENT    26
5.UTILISATION    27
6.REPAYMENT AND REDUCTIONS    28
7.VOLUNTARY PREPAYMENT AND CANCELLATION    28
8.MANDATORY PREPAYMENT AND CANCELLATION    30
9.INTEREST    32
10.INTEREST PERIODS    33
11.CHANGES TO THE CALCULATION OF INTEREST    34
12.FEES    35
13.TAX GROSS-UP AND INDEMNITIES    35
14.INCREASED COSTS    38
15.OTHER INDEMNITIES    39
16.MITIGATION BY THE LENDERS    40
17.COSTS AND EXPENSES    41
18.GUARANTEE AND INDEMNITY    42
19.SECURITY    46
20.REPRESENTATIONS AND WARRANTIES    47
21.INFORMATION UNDERTAKINGS    52
22.FINANCIAL COVENANTS    55
23.GENERAL UNDERTAKINGS    56
24.DRILLING UNIT COVENANTS    62
25.EVENTS OF DEFAULT    67
26.CHANGES TO THE PARTIES    70
27.HEDGING AGREEMENTS    74
28.ROLE OF THE AGENT    75
29.SHARING AMONG THE FINANCE PARTIES    80
30.PAYMENT MECHANICS    82
31.SET-OFF    84
32.NOTICES    84
33.CALCULATIONS    86
34.MISCELLANEOUS    86
35.GOVERNING LAW AND ENFORCEMENT    88

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Exhibit 10.5 - Part II
EXECUTION VERSION

Schedule 1 Lenders and Commitments
Schedule 2 Borrower and Guarantors
Schedule 3 The Drilling Unit
Schedule 4 Conditions Precedent
Schedule 5 Form of Requests
Schedule 6 Form of Compliance Certificate
Schedule 7 Form of Transfer Certificate
Schedule 8 Repayments
Schedule 9 Corporate Structure

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Exhibit 10.5 - Part II
EXECUTION VERSION

THIS AMENDED AND RESTATED TERM LOAN AND REVOLVING CREDIT FACILITITES AGREEMENT (THIS “AGREEMENT”) IS EFFECTIVE AS OF THE EFFECTIVE TIME, AND MADE BETWEEN:

(1)	Seadrill Limited, of Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton, HM08, Bermuda, organisation number 36832, as parent and guarantor (the “Parent” and/or a “Guarantor”);

(2)	Seadrill Polaris Ltd., (previously SFL West Polaris Limited) of Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton, HM08, Bermuda, organisation number 41813, as borrower (the “Borrower”);

(3)
The companies listed as guarantors in Schedule 2 (as amended from time to time) (Borrower and Guarantors) hereto as joint and several guarantors (each a “Guarantor”, together with the Parent, the “Guarantors”);

(4)	The bank and financial institutions listed as mandated lead arrangers in Schedule 1 (Lenders and Commitments) as original mandated lead arrangers (the “Mandated Lead Arrangers”);

(5)	The banks and financial institutions listed as Lenders in Schedule 1 (Lenders and Commitments) hereto, as the original lenders (each a “Lender” together, the “Lenders”);

(6)	Deutsche Bank AG and Nordea Bank Finland Plc. as hedge counterparties (the “Hedge Counterparties”);

(7)	DNB Bank ASA and Nordea Bank AB, London Branch as bookrunners (the “Bookrunners”); and

(8)	DNB Bank ASA of Dronning Eufemias gate 30, 0191 Oslo, Norway as agent (the “Agent”).
IT IS AGREED AS FOLLOWS

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Exhibit 10.5 - Part II
EXECUTION VERSION

DEFINITIONS AND INTERPRETATION
Definitions
In this Agreement, unless the context otherwise requires:
“Account Charge” means the charge over account, collateral to this Agreement for the first priority perfected charge of the Earnings Account, as described in Clause 23.14 (Earnings Account), to be made between the Borrower and any Intra-Group Charterer, and the Agent (on behalf of the Finance Parties) as security for the Obligors’ obligations under the Finance Documents, in form and substance satisfactory to the Agent (on behalf of the Finance Parties).
“Accounting Principles” means, for the Group, generally accepted accounting principles in the United States of America (US GAAP), IFRS or other generally accepted accounting principles in the jurisdiction of incorporation of that Obligor or its Subsidiaries.
“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.
“Agreement” means this senior secured term loan and revolving credit facilities agreement, as it may be amended, supplemented and varied from time to time, including its Schedules and any Transfer Certificate.
“Amendment and Restatement Agreement” means an amendment and restatement agreement to this Agreement, dated ______ June 2015.
“Applicable Margin” means 2.25 per cent per annum.
“Approved Brokers” means each of Clarkson Valuations Limited, Fearnleys and IHS or such other reputable and independent consultancy or ship broker firm approved by the Agent, such consent not to be unreasonably withheld or delayed.
“Assignment of Earnings” means each assignment agreement, collateral to this Agreement for the first priority perfected assignment of the Earnings, to be made between the Borrower and any Intra-Group Charterer and the Agent (on behalf of the Finance Parties) as security for the Obligors’ obligations under the Finance Documents, in form and substance satisfactory to the Agent (on behalf of the Finance Parties).
“Assignment of Insurances” means each assignment agreement collateral to this Agreement for the first priority perfected assignment of the Insurances to be made between the Borrower and the Agent (on behalf of the Finance Parties) as security for the Obligors’ obligations under the Finance Documents, in form and substance satisfactory to the Agent (on behalf of the Finance Parties).
“Auditors” means reputable and internationally recognised accountancy firms acceptable to the Required Majority such as PriceWaterhouseCoopers, Deloitte Touche Tohmatsu, EY, and KPMG or such other firm approved in advance by the Required Majority (such approval not to be unreasonably withheld or delayed).
“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.
“Availability Period” means:

8(a)	for the Term Loan Facility the period from and including the Closing Date to and including 31 January 2013; and

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Exhibit 10.5 - Part II
EXECUTION VERSION

8(b)	for the Revolving Facility the period from and including the Closing Date to and including the date falling 3 months prior to the Final Maturity Date.
“Available Commitment” means a Lender’s Commitment less:

9(a)	the amount of its participation in any outstanding Loans; and

9(b)
when calculating the Available Commitments for the purpose of Clause 5.2(b) in relation to any proposed Loan, the amount of its participation in the Loan that is due to be made on or before the proposed Utilisation Date, other than, when calculating the Available Commitments for the purpose of Clause 5.2(b) in relation to any proposed Loan under the Revolving Facility only, that Lender’s participation in any Revolving Facility Loan that is due to be repaid or prepaid on or before the proposed Utilisation Date.
“AWV” means the German foreign trade ordinance called Aubenwirtschaftsverordnung.
“Base Case Model” means the financial model and statements including profit and loss, balance sheet and cash flow projections reflecting the forecasted consolidated financial conditions of the Group for at least five (5) years following the date of this Agreement, prepared and approved by an authorised officer of the Parent or Seadrill Management Ltd., each in form and substance satisfactory to the Agent addressed to, and/or capable of being relied upon by the Finance Parties.
“Break Costs” means the amount (if any) by which:

13(a)
the interest (excluding the Applicable Margin) which a Lender should have received for the period from the date of receipt of all or part of its participation in the Loan or Unpaid Sum to the last day of the current Interest Period in respect of the Loan or Unpaid Sum, had the principal amount or Unpaid Sum been paid on the last day of that Interest Period; exceeds

13(b)
the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the relevant interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period as further described in Clause 11.3(Break Costs).
“Business Day” means a day (other than a Saturday or a Sunday) on which banks are open for business in Oslo, London, New York, Frankfurt, Hamburg, Paris and Stockholm (or any other relevant place of payment under Clause 30 (Payment mechanics)).
“Cash” means:

15(a)	cash in hand legally and beneficially owned by a member of the Group; and

15(b)
cash deposits legally and beneficially owned by a member of the Group and which are deposited with (i) a Mandated Lead Arranger (ii) any other deposit taking institution having a rating of at least A from Standard & Poor’s Ratings Group or the equivalent with any other principal credit rating agency in the United States of America or Europe or (iii) any other bank or financial institution approved by the Agent which in each case:

15(i)	is free from any Security Interest, other than pursuant to the Security Documents;

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Exhibit 10.5 - Part II
EXECUTION VERSION

15(ii)	is otherwise at the free and unrestricted disposal of the relevant member of the Group by which it is owned; and

15(iii)
in the case of cash in hand or cash deposits held by a member of the Group other than the Parent, is (in the opinion of the Agent, upon such documents and evidence as the Agent may require the Parent to provide in order to form the basis of such opinion) capable or, upon the occurrence of an Event of Default under this Agreement, would become capable of being paid without restriction to the Parent within five (5) Business Days of its request or demand therefore either by way of a dividend or by way of a repayment of principal (or the payment of interest thereon) in respect of an intercompany loan from the Parent to that Subsidiary.

“Cash Distributions from Investments” means aggregate cash received by the Parent, by way of dividends, in respect of its ownership interests in companies which the Parent does not control, but over which it exerts significant influence, as set out in the Compliance Certificate. For the purposes of this definition, the terms “control” and “significant influence” shall have the meanings attributed to such terms under Accounting Principles.
“Cash Equivalent” means at any time:

17(a)
any investment in marketable debt obligations issued or guaranteed by (i) a government or (ii) an instrumentality or agency of a government and in respect of (i) and (ii) having a credit rating of either A-1 or higher by Standard & Poor’s Rating Group Services or the equivalent with any other principal credit rating agency in the United States of America or Europe, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security;

17(b)	commercial paper (debt obligations) not convertible or exchangeable to any other security;

17(i)	for which a recognised trading market exists;

17(ii)	issued by an issuer incorporated in the United States of America, the United Kingdom, and Norway;

17(iii)	which matures within one year after the relevant date of calculation; and

17(iv)
which has a credit rating of at least A-1 or higher by Standard & Poor’s Rating Group Services or the equivalent with any other principal credit rating agency in the United States of America or Europe;

17(c)
any investment in money market funds which (i) have a credit rating of either A-1 or higher by Standard & Poor’s Rating Group Services or the equivalent with any other principal credit rating agency in the United States of America or Europe, (ii) which invest substantially all their assets in securities of the types described in paragraphs (a) to (b) above and (iii) can be turned into cash on not more than 5 days’ notice; or

17(d)	any other debt security approved by the Agent (on behalf of the Required Majority), in each case, to which any member of the Group is alone (or together with other members of the Group) beneficially entitled at that time and which is not issued or guaranteed by any member of the Group or subject to any Security Interest.
“Cash Flow Projections” means,

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Exhibit 10.5 - Part II
EXECUTION VERSION

19(a)	the Base Case Model in agreed form to be delivered by the Parent to the Agent pursuant to Clause 4.1 (Initial Conditions Precedent); and

19(b)	any cash flow projections based on the Base Case Model delivered by the Parent to the Agent pursuant to and for such period as described in Clause 21.1 (Financial statements).
in form and substance satisfactory to the Agent.
“Charter Contracts” means the charter contract(s) for the employment of the Drilling Unit listed in Schedule 3 (The Drilling Unit).
“Closing Date” means 28 December 2012 (the date on which this Agreement was originally entered into).
“Code” means the US Internal Revenue Code of 1986.
“Commitment(s)” means:

24(a)
in relation to a Lender, the amount set opposite its name under the heading “Commitments” in Schedule 1 (Lenders and Commitments) and the amount of any other Commitment transferred to it pursuant to Clause 26.2 (Assignments and transfers by the Lenders); and

24(b)	in relation to any New Lender, the amount of any Commitment transferred to it pursuant to Clause 26.2 (Assignments and transfers by the Lenders), to the extent not cancelled, reduced or transferred by it under this Agreement.
“Compliance Certificate” means a certificate substantially in the form as set out in Schedule 6 (Form of Compliance Certificate) and delivered pursuant to Clause 21.2 (Compliance Certificate).
“Contract Memo” means a memo describing the time charter arrangement relating to the Drilling Unit and summarising the terms thereof, to be provided by the law firm BA-HR DA or other reputable law firm appointed by the Agent and agreed by the Borrower.
“Current Assets” means, on any date, the aggregate value of the assets of the Group (on a consolidated basis), which are treated as current assets in accordance with Accounting Principles but excluding USD one hundred and fifty million (150,000,000) and for the purpose of calculating the Current Ratio, up to twenty per cent (20%) of shares in listed companies owned twenty per cent (20%) or more by any members of the Group shall also be treated as Current Assets based on the average market price during the calendar month prior to any determination of Current Assets.
“Current Liabilities” means, on any date, the aggregate amount of all liabilities of the Group which are treated as current liabilities in accordance with Accounting Principles, but excluding the current portion of the Group’s (on a consolidated basis) long term debt.
“Current Ratio” means the ratio of Current Assets to Current Liabilities.
“Default” means an Event of Default or any event or circumstance specified in Clause 25 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.
“Defaulting Lender” means any Lender:

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Exhibit 10.5 - Part II
EXECUTION VERSION

(a)
which has failed to make its participation in the Loan available (or has notified the Agent or the Parent (which has notified the Agent) that it will not make its participation in the Loan available by the Utilisation Date of the Loan in accordance with Clause 5.4 (Lenders' Participation);

(b)	which has otherwise rescinded or repudiated a Finance Document; or

(c)	with respect to which insolvency proceedings, winding up, or liquidation has occurred and is continuing unless, in the case of paragraph (a) above:

(i)	its failure to pay, is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and
payment is made within 5 Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.
“Disruption Event” means either or both of:

(a)
a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents, and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.
“Drilling Unit” means the ultra-deepwater drillship “West Polaris”, with IMO no. 9372535, built in 2008 at Samsung Heavy Industries, as further described in Schedule 3 (the Drilling Unit).
“Earnings” means all moneys whatsoever which are now, or later become, payable (actually or contingently) to any Obligor and which arise out of the use of or operation of the Drilling Unit, including (but not limited to):

34(a)
all freight, hire and passage moneys payable to an Obligor, including (without limitation) payments of any nature under any charter or agreement for the employment, use, possession, management and/or operation of the Drilling Unit;

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Exhibit 10.5 - Part II
EXECUTION VERSION

34(b)	any claim under any guarantees related to freight and hire payable to an Obligor as a consequence of the operation of the Drilling Unit;

34(c)	compensation payable to an Obligor in the event of any requisition of the Drilling Unit or for the use of the Drilling Unit by any government authority or other competent authority;

34(d)	remuneration for salvage, towage and other services performed by the Drilling Unit payable to an Obligor;

34(e)	demurrage, detention and retention money receivable by an Obligor in relation to the Drilling Unit;

34(f)	all moneys which are at any time payable under the Insurances in respect of loss of earnings;

34(g)	all present and future moneys and claims payable to an Obligor in respect of any breach or variation of any charterparty or contract of affreightment in respect of the Drilling Unit;

34(h)
if and whenever the Drilling Unit is employed on terms whereby any moneys falling within paragraphs a) to f) above are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to the Drilling Unit; and

34(i)	any other money whatsoever due or to become due to an Obligor from third parties in relation to the Drilling Unit, or otherwise, provided however that income related to service contracts which only fulfil a local requirement in certain jurisdictions and which generate immaterial net profits in the context of the Facility shall not be included.
“Earnings Account” means the bank accounts of the Borrower and any Intra-Group Charterer from time to time to which any Earnings (including any proceeds of the Insurances) are paid, which shall be held with the Agent, Danske Bank, Norway, or any other bank acceptable to the Agent.
“EBITDA” means (i) the earnings before interest expenses, taxes, depreciation and amortization of the Group on a consolidated basis, and (ii) the Cash Distributions from Investments, each for the previous period of twelve (12) months as such term is defined in accordance with Accounting Principles consistently applied. However, in the event the Parent or a member of the Group acquires rigs or rig owning entities with historical EBITDA available for the rigs’ previous ownership, such EBITDA shall be included for covenant purposes in this Agreement, and if necessary, be annualized to represent a twelve (12) months historical EBITDA. In the event the Parent or a member of the Group acquires rigs or rig owning companies without historical EBITDA available, the Parent is entitled to base a twelve (12) month historical EBITDA calculation on future projected EBITDA only subject to any such new rig having (i) a firm charter contract in place at the time of delivery of the rig with a duration of minimum 12 months and (ii) a firm charter contract in place at the time of such EBITDA calculation, provided the Parent provides the Agent with a detailed calculation of the future projected EBITDA. Further, it is agreed that EBITDA shall include any realized gains and/or losses in respect of the disposal of rigs or the disposal of shares in rig owning companies.
“Effective Time” means the time when the Agent has confirmed that it has received all conditions precedent to be delivered pursuant to the Amendment and Restatement Agreement, being __________ May 2015.

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Exhibit 10.5 - Part II
EXECUTION VERSION

“Environmental Approval” means any permit, licence, consent, approval and other authorisations and the filing of any notification, report or assessment required under any Environmental Law for the operation of the Drilling Unit and for the operation of the business of any member of the Group.
“Environmental Claim” means any claim, proceeding, formal notice or investigation by any party in respect of any Environmental Law or Environmental Approval.
“Environmental Law” means any applicable law or regulation which relates to:

40(a)	the pollution or protection of the environment;

40(b)	harm to or the protection of human health;

40(c)	the conditions of the workplace; or

40(d)	any emission or substance capable of causing harm to any living organism or the environment.
“Equity” means, on any date, the Group’s (on a consolidated basis) nominal book value of equity treated as equity in accordance with Accounting Principles adjusted for the difference between the Market Value and book value for all drilling units only if the units are consolidated into the Parent's audited consolidated financial statements.
“Equity Ratio” means the ratio of Equity to Total Assets.
“Event of Default” means any event or circumstance specified as such in Clause 25 (Events of Default).
“Exchange” means the Oslo Stock Exchange and/or the New York Stock Exchange.
“Existing indebtedness” means a term loan facility in the total amount of USD 700,000,000 dated 1 July 2008 as subsequently amended and made between the Borrower as borrower, Ship Finance International Limited as guarantor, the lenders listed in Schedule 1 therein as lenders, Nordea Bank Norge ASA and DNB Bank ASA as bookrunners and Nordea Bank Norge ASA as agent.
“Facilities” means the senior secured credit facilities, divided into the Term Loan Facility and the Revolving Facility, as further described in Clause 2 (The Facilities).
“FATCA” means:
sections 1471 to 1474 of the Code or any associated regulations or other official guidance;
any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the United States of America and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or
any agreement pursuant to the implementation of paragraphs (a) or (b) above with the United States of America Internal Revenue Service, the United States of America's government or any governmental or taxation authority in any other jurisdiction.
“FATCA Application Date” means:
in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the United States of America), 1 July 2014;

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Exhibit 10.5 - Part II
EXECUTION VERSION

in relation to a “withholdable payment” described in section 1473(1)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the United States of America), 1 January 2017; or
in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2017, or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.
“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.
“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.
“FATCA Payment” means either:
the increase in a payment made by an Obligor to a Finance Party under Clause 13.5 (FATCA Deduction and gross-up by Obligor) or paragraph (b) of Clause 13.6 (FATCA Deduction by Finance Party); or
a payment under paragraph (d) of Clause 13.6 (FATCA Deduction by Finance Party).
“Fee Letters” means any letters entered into by reference to any of the Finance Documents in relation to any fees.
“Final Maturity Date” means the date falling 5 years from the First Utilisation Date, however in no event later than 31 January 2018.
“Finance Documents” means this Agreement, any Compliance Certificate, any Fee Letters, any Utilisation Request, any Selection Notice, any Secured Hedging Agreements, the Security Documents and any other document (whether creating a Security Interest or not) which is executed at any time by any of the Obligors as security for, or to establish any form of subordination to the Finance Parties under this Agreement or any of the other documents referred to herein or therein and any such other document designated as a “Finance Document” by the Agent and the Parent.
“Finance Lease” means a lease or charterparty which (i) would be classified as a finance lease in accordance with the Accounting Principles of an Obligor or (ii) is required to be classified and accounted for as a liability or asset on the face of the Group’s consolidated balance sheet in accordance with Accounting Principles.
“Finance Party” means each of the Agent, Coordinator, the Hedge Counterparty in respect of Secured Hedging Agreements and the Lenders.
“Financial Indebtedness” means any of the following (whether or not the same are required to be classified and accounted for as a liability on the face of the Group’s consolidated balance sheet in accordance with Accounting Principles):

58(a)	moneys borrowed and debit balances at banks or other financial institutions;

58(b)	any acceptance under any acceptance credit or bill discounting facility (or dematerialised equivalent);

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Exhibit 10.5 - Part II
EXECUTION VERSION

58(c)	any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

58(d)	the amount of any liability in respect of Finance Leases;

58(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

58(f)
any derivative transaction (and, when calculating the value of that transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that transaction, that amount) shall be taken into account);

58(g)
any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of an underlying liability of any entity which is not a member of the Group which liability would fall within one of the other paragraphs of this definition;

58(h)
any amount raised by the issue of redeemable shares which are redeemable (other than at the option of the issuer) before the Final Maturity Date or are otherwise classified as borrowings under the Accounting Principles;

58(i)
any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind entering into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question or (ii) the agreement is in respect of the supply of assets or services and payment is due more than 30 days after the date of supply;

58(j)
any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under the Accounting Principles; and

58(k)	the amount of any liability in respect of any guarantee for any of the items referred to in paragraphs (a) to (j) above but shall not include any borrowings or other such liabilities owed by any member of the Group to another member of the Group as permitted pursuant to the terms of this Agreement.
“Financial Support” means loans, guarantees, credits, indemnities or other form of financial support.
“First Utilisation Date” means the date, on which the first Utilisation under the Agreement actually occurs, not to be later than the expiry of the Availability Period applicable to the Term Loan Facility.
“Group” means the Parent and its Subsidiaries from time to time.
“Guarantees” means the guarantee(s) and indemnity(-ies) provided by the Guarantors pursuant to Clause 18 (Guarantee and Indemnity).
“Guarantee Obligations” means the obligations of each Guarantor pursuant to Clause 18 (Guarantee and Indemnity).
“Guarantor(s)” means the Parent and any Intra-Group Charterer who accedes to this Agreement pursuant to Clause 23.27 (Accession by any Intra-Group Charterer) after the date of this Agreement.

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Exhibit 10.5 - Part II
EXECUTION VERSION

“Hedge Counterparty” means the Agent, any of the Mandated Lead Arrangers, Deutsche Bank AG and Nordea Bank Finland Plc.
“Hedging Agreement” means any interest swap agreement (with schedules and confirmation) that may be made between any of the Hedge Counterparties and the Borrower, for the purpose of hedging the Borrower’s exposure to interest fluctuation under this Agreement.
“Holding Company” means a company which is defined as the parent company following the principles of the Norwegian Public Companies Act of 1997 No. 45 § 1-3.
“Insurance Report” means an insurance report in form satisfactory to the Agent in respect of the Insurances confirming that such Insurances are placed with such insurers, insurance companies and/or clubs in such amounts, against such risks and to comply with the requirements under Clause 24.3 (Insurance) prepared by Marsh Maritime Advisory, or such other reputable insurance advisor approved by the Agent and the Borrower.
“Insurances” means all the insurance policies and contracts of insurance including (without limitation) those entered into in order to comply with the terms of Clause 24.3 (Insurance) which are from time to time in place or taken out or entered into by or for the benefit of the Obligors (whether in the sole name of the Obligors or in the joint names of the Obligors and any other person) in respect of the Drilling Unit or otherwise in connection with the Drilling Unit and all benefits thereunder (including claims of whatsoever nature and return of premiums).
“Interpolated Screen Rate” means, in relation to LIBOR for the Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:
(a) the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and
(b) the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan, each as of 11.00 a.m. (London time) on the second Business Day prior to the relevant Interest Period for the offering of deposits in USD and for a period comparable to the Interest Period for that Loan or other sum, and if any such rate is below zero, LIBOR will be deemed to be zero.
“Interest Cover Ratio” means the ratio of the Group’s consolidated EBITDA to interest expenses for the previous period of twelve (12) months.
“Interest Payment Date” means the last day of each Interest Period.
“Interest Period” means, in relation to a Loan, each of the successive periods determined in accordance with Clause 10.1 (Selection of Interest Periods), and, in relation to an Unpaid Sum, each period determined in accordance with Clause 9.3 (Default interest).
“Intra-Group Charterer” means any Subsidiary of the Parent which may be appointed by the Borrower and/ or the Parent as Intra-Group Charterer of the Drilling Unit.
“Intra-Group Charterparty” means any intra-group charterparty entered into or to be entered into between the Borrower and any Intra-Group Charterer after the date of this Agreement.

#    14 (14)

Exhibit 10.5 - Part II
EXECUTION VERSION

“ISM Code” means the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention.
“ISPS Code” means the International Ship and Port Facility Security (ISPS) Code as adopted by the International Maritime Organization’s (IMO) Diplomatic Conference of December 2002.
“Lenders” means the lenders and financial institutions listed in Schedule 1 (Lenders and Commitments), and any New Lender, which in each case has not ceased to be a Party in accordance with the terms of this Agreement.
“Leverage Ratio” means the Net Funded Debt divided by EBITDA.
“LIBOR” means, in relation to a Loan:

84(a)	the applicable Screen Rate; or

84(b)	(if no Screen Rate is available for the Interest Period of that Loan) the Interpolated Screen Rate for the Loan; or

84(c)	If:

84(i)	no Screen Rate is available for the currency of the Loan; or

84(ii)	no Screen Rate is available for the Interest Period of the Loan and it is not possible to calculate an Interpolated Screen Rate for the Loan, the Reference Bank Rate,
as of in the case of paragraph (a) and (c) above, 11.00 a.m. (London time) on the second Business Day prior to the relevant Interest Period for the offering of deposits in USD and for a period comparable to the Interest Period for that Loan or other sum, and if any such rate is below zero, LIBOR will be deemed to be zero.
“Loan(s)” means the aggregate principal amount of the Facilities outstanding under this Agreement from time to time or a Utilisation made or to be made under the Facility.
“Market Value” means the fair market value the Drilling Unit, being the average of valuations of the Drilling Unit obtained from two (2) of the Approved Brokers (elected by the Borrower), with or without physical inspection of the Drilling Unit (as the Agent may require) on the basis of a sale for prompt delivery for cash at arm’s length on normal commercial terms as between a willing buyer and a willing seller, on an “as is, where is” basis, free of any existing contract of employment and/or similar arrangement.
“Material Adverse Effect” means a material adverse effect on:

88(a)	the financial condition, assets, business or operation of any Obligor or the Group as a whole;

88(b)	the ability of any of the Obligors or the Group as a whole to perform any of their obligations under the Finance Documents; or

88(c)
the validity or enforceability of, or the effectiveness or ranking of any security granted or purporting to be granted pursuant to any of the Finance Documents or the rights or remedies of any Finance Party under any of the Finance Documents.

#    15 (15)

Exhibit 10.5 - Part II
EXECUTION VERSION

“Material Subsidiary” shall mean i) any Subsidiary of the Parent owning a drilling unit or ii) Seadrill Partners.
“Maturing Revolving Facility Loan” has the meaning ascribed to such term pursuant to Clause 6.2 (Repayment and roll-over of Revolving Facility Loans).
“Minimum Liquidity” means, as at any date, the aggregate amount of the Group’s (consolidated) Cash and the portion of the Available Commitment, which is available for Utilisation pursuant to Clause 5 (Utilisation) at that date as certified to the Agent by the Chief Financial Officer of the Parent.
“Mortgages” means the first priority perfected mortgage and any deed of covenants collateral thereto, to be executed by the Borrower against the Drilling Unit in a Ship Registry in favour of the Agent (on behalf of the Finance Parties) as security for the Obligors’ obligations under the Finance Documents, in form and substance satisfactory to the Agent (on behalf of the Finance Parties), to cover an amount of up to USD 504,000,000 (to the extent any limitation is required).
“Net Funded Debt” means on a consolidated basis for the Group all interest-bearing debt (for the avoidance of doubt including guarantees for such debt but avoiding double counting) less Cash and Cash Equivalents but excluding USD one hundred and fifty million (150,000,000).
“New Lender” has the meaning set out in Clause 26 (Changes to the Parties).
“New Revolving Facility Loan” has the meaning ascribed to such term pursuant to Clause 6.2 (Repayment and roll-over of Revolving Facility Loans).
“Obligors” means the Borrower and the Guarantors and an Obligor means any of them.
“Operating Agreement” means the Amended and Restated Operating Agreement dated 21 July 2014 of Seadrill Partners, entered into by Seadrill Member and the Parent, as amended from time to time in accordance with this Agreement.
“Original Financial Statements” means (i) the audited consolidated financial statements of the Parent for the financial period ending on 31 December 2013 and (ii) detailed projected consolidated financial statements of the Parent and its subsidiaries for the five (5) fiscal years from and including the fiscal year of the Closing Date, which projections shall (x) reflect the forecasted consolidated financial condition of the Parent and its subsidiaries and (y) be prepared and approved by an authorized officer of the Parent.
“Party” means a party to this Agreement (including its successors and permitted transferees).
“Permitted Encumbrances” means in respect of the Drilling Unit:

100(a)	liens for current crews’ wages and salvage;

100(b)	any ship repairer’s or outfitter’s possessory lien arising by operation of law and not exceeding USD 5,000,000;

100(c)	any other liens incurred in the ordinary course of operating the Drilling Unit, up to the date of the first Utilisation;

100(d)	liens created pursuant to the Security Documents; and

#    16 (16)

Exhibit 10.5 - Part II
EXECUTION VERSION

100(e)
any lien arising by operation of law or in the ordinary course of trading of the Drilling Unit which are not more than 30 days overdue or are being contested in good faith by appropriate proceedings (and for the payment of which adequate reserves have been provided), so long as any such proceedings or the continued existence of such lien do not involve any likelihood of the sale, forfeiture or loss of, or of any interest in, the Drilling Unit.

“Quarter Date” means 31 March, 30 June, 30 September and 31 December.
“Quotation Day” means the day occurring two (2) Business Days prior to the commencement of an Interest Period, unless market practice differs, in which case the Quotation Day for USD will be determined by the Agent in accordance with market practice (and if quotations would normally be given by leading banks in the market on more than one day, the Quotation Day will be the last of those days).
“Quiet Enjoyment Letter” means a letter agreement between the Agent (on behalf of the Finance Parties) and the relevant end-user of a Drilling Unit, to be entered into, if it is required by the relevant end-user pursuant to the relevant drilling contract, regulating the enforcement of a Mortgage on terms acceptable to the Agent (on behalf of the Finance Parties).
“Reference Banks” means the Agent and a minimum of two other banks or financial institutions agreed between the Borrower and the Lenders.
“Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Reference Banks as the rate at which the relevant Reference Bank could borrow funds in the London interbank market in the currency of the Loan for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period.
“Reinstated Leverage Ratio Covenant” means the re-instatement of the requirement for the Leverage Ratio to be 4,5:1, such date to occur on the earlier of i) January 2017, and ii) when the Borrower confirms to the Agent that the Leverage Ratio shall again be required to not exceed 4,5:1.
“Required Majority” means the Lenders having the aggregate outstanding principal amounts and Available Commitments in excess of sixty six and two thirds per cent (66-2/3%).
“Restricted Party” means a person that (i) is listed on any Sanctions List, (ii) is domiciled, registered as located or has its main place of business in, or is incorporated under the laws of, a Sanctioned Country, (iii) is directly or indirectly owned more than 50 per cent by or controlled by a person referred to in (i) and/or (ii) above.
“Revolving Facility” means the Revolving Facility made available under this Agreement as described in Clause 2.1 (The Facilities).
“Revolving Facility Advance” means the principal amount of each borrowing by the Borrower under this Agreement of a portion of the Revolving Facility Commitment.
“Revolving Facility Commitment” means USD 100,000,000, as that amount may be reduced, cancelled or terminated in accordance with this Agreement.
“Revolving Facility Loan” means the principal aggregate amount of the Revolving Facility Advances for the time being outstanding under this Agreement.
“Sanctioned Country” means:

#    17 (17)

Exhibit 10.5 - Part II
EXECUTION VERSION

113(a)	at the date of this Agreement, Iran, Sudan, Cuba, North-Korea, Syria and Burma (Myanmar); and

113(b)	any country or territory to the extent that it is or becomes the subject of Sanctions similar to those in force at the date hereof against any of the countries referred to in (a) above.
“Sanctions” means the economic sanctions laws and/or regulations imposed by any Sanctions Authority with respect to any country or person.
“Sanctions Authority” means the Norwegian State, the United Nations, the European Union, the United Kingdom, the United States of America and any authority acting on behalf of any of them in connection with Sanctions.
“Sanctions List” means any list of persons or entities subject to Sanctions published in connection with Sanctions by or on behalf of any Sanctions Authority.
“Screen Rate” means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the currency of the Loan for the relevant period displayed on page LIBOR01 or LIBOR02 of the Reuters Screen (or any replacement Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters. If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Borrower.
“Seadrill Member” means Seadrill Member LLC, a limited liability company, being a partly owned Subsidiary of the Parent, incorporated under the laws of the Republic of the Marshall Islands with registration number 962166.
“Seadrill Operating” means Seadrill Operating LP, a limited liability company being a partly owned subsidiary of the Parent, incorporated under the laws of the Republic of the Marshall Islands with registration number 950049.
“Seadrill Partners” means Seadrill Partners LLC, a limited liability company being a partly owned Subsidiary of the Parent, incorporated under the laws of the Republic of the Marshall Islands with registration number 962166.
“Seadrill Partners Guarantee” means a guarantee provided by Seadrill Partners in favour of the Finance Parties, whereby Seadrill Partners guarantees for all obligations of the Obligors under the Finance Documents.
“Secured Hedging Agreement” means any Hedging Agreement secured by the Security Documents as required by the relevant Hedge Counterparty.
“Security Documents” means all or any security documents as may be entered into from time to time pursuant to Clause 19 (Security) all to be in form and substance satisfactory to the Agent (on behalf of the Finance Parties).
“Security Interest” means any mortgage, charge (whether fixed or floating), encumbrance, pledge, lien, assignment by way of security, finance lease, sale and repurchase or sale and leaseback arrangement, sale of receivables on a recourse basis or other security interest or any other agreement or arrangement having the effect of conferring security.

#    18 (18)

Exhibit 10.5 - Part II
EXECUTION VERSION

“Security Period” means the period commencing on the date of this Agreement and ending the date on which the Agent notifies the Borrower and the other Finance Parties that:

125(a)	all amounts which have become due for payment by the Borrower or any other party under the Finance Documents have been paid;

125(b)	no amount is owing or has accrued (without yet having become due for payment) under any of the Finance Documents;

125(c)	the Borrower has no future or contingent liability under any provision of this Agreement and the other Finance Documents;

125(d)
the Agent and the Required Majority do not consider that there is a significant risk that any payment or transaction under a Finance Document would be set aside, or would have to be reversed or adjusted, in any present or possible future proceeding relating to a Finance Document or any asset covered (or previously covered) by a Security Interest created by a Finance Document; and

125(e)	there are no Commitments in force.
“Selection Notice” means a notice substantially in the form set out in Schedule 5Part II (Form of Selection Notice), given in accordance with Clause10 (Interest Periods).
“Share Charges” means the first priority perfected share charges (or novation of existing share charge) to be made between Seadrill Operating LP and the Agent, over all the shares, equity interest or membership interest (as applicable) of the Borrower and any Intra-Group Charterer (provided that such Intra-Group Charterer is a single purpose company) collateral to this Agreement as security for the Obligors’ obligations under the Finance Documents in the form and substance satisfactory to the Agent on behalf of the Finance Parties.
“Ship Registry” means the ship registry of Panama, or such other ship registry as consented to by the Lenders in accordance with Clause 24.14 (Ship Registry, name and flag).
“Step-up Margin” means;

129(a)	if the Leverage Ratio is from 4.50:1 up to an including 4.99:1; 0.125 per cent per annum;

129(b)	if the Leverage Ratio is from 5.00:1 up to an including 5.49:1; 0.250 per cent per annum;

129(c)	if the Leverage Ratio is from 5.50:1 up to an including 6.00:1; 0,750 per cent per annum, the Leverage Ratio to be based on the Compliance Certificate latest delivered pursuant to Clause 21.2 (Compliance Certificate), with the Step-up Margin to apply for the preceding financial quarter for which that Compliance Certificate relates, and be payable on the first Interest Payment Date following the Compliance Certificate latest delivered.
“Subsidiary” means an entity from time to time of which a person:

130(a)	has direct or indirect control; or

130(b)	owns directly or indirectly more than fifty per cent (50%) (votes and/or capital),

#    19 (19)

Exhibit 10.5 - Part II
EXECUTION VERSION

and for the purpose of paragraph (a), an entity shall be treated as being controlled by a person if that person is able to direct its affairs and/or control the majority composition of its board of directors or equivalent body.
“Tax” means all present and future taxes, levies, imposts, duties, charges, fees, deductions and withholdings, and any restrictions and or conditions resulting in a charge together with interest thereon and penalties in respect thereof and “taxes” and “taxation” shall be construed accordingly.
“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.
“Tax on Overall Net Income” means a Tax imposed on a Finance Party by the jurisdiction under the laws of which it is incorporated, or in which it is located or treated as resident for tax purposes, on:

133(a)	the net income, profits or gains of that Finance Party world wide; or

133(b)	such of the net income, profits or gains of that Finance Party as are considered to arise in or relate to or are taxable in that jurisdiction.
“Term Loan Facility” means the Term Loan Facility made available under this Agreement as described in Clause 2.1 (the Facilities).
“Term Loan” means the principal aggregate amount of the Term Loan Advances for the time being outstanding under this Agreement.
“Term Loan Advance” means the principal amount of each borrowing by the Borrower under this Agreement of a portion of the Term Loan Commitment.
“Term Loan Commitment” means USD 320,000,000, as that amount may be reduced, cancelled or terminated in accordance with this Agreement.
“Total Assets” means on any date the Group’s (on a consolidated basis) book value of assets which are treated as assets in accordance with Accounting Principles adjusted for the difference between the Market Value and book value for all drilling units only if the units are fully consolidated into the Parent's audited consolidated financial statements.
“Total Commitments” means the aggregate of the Term Loan Commitment and the Revolving Facility Commitment, being USD 420,000,000 at the original date of this Agreement, and as further set out in Schedule 1 (Lenders and Commitments).
“Total Loss” means, in relation to the Drilling Unit:

140(a)	the actual, constructive, compromised, agreed, arranged or other total loss of the Drilling Unit; and/or

140(b)
any (i) expropriation or confiscation, or requisition or acquisition of the Drilling Unit, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a governmental or official authority (excluding a requisition for hire for a fixed period not exceeding one (1) year without any right to extension) or (ii) hijacking, piracy, theft, condemnation, capture, seizure, destruction, abandonment or arrest, unless for both

#    20 (20)

Exhibit 10.5 - Part II
EXECUTION VERSION

(i) and (ii) above, the Drilling Unit is within one (1) month from the Total Loss Date redelivered to the full control of the Borrower or any of the Guarantors.
“Total Loss Date” means:

141(a)	in the case of an actual total loss of the Drilling Unit, the date on which it occurred or, if that is unknown, the date when the Drilling Unit was last heard of;

141(b)	in the case of a constructive, compromised, agreed or arranged total loss of the Drilling Unit, the earlier of:

141(i)
the date on which a notice of abandonment is given to the insurers (provided a claim for total loss is admitted by such insurers) or, if such insurers do not forthwith admit such a claim, at the date at which either a total loss is subsequently admitted by the insurers or a total loss is subsequently adjudged by a competent court of law or arbitration panel to have occurred or, if earlier, the date falling six (6) months after notice of abandonment of such Drilling Unit was given to the insurers; and

141(ii)	the date of compromise, arrangement or agreement made by or on behalf of the Borrower with the Drilling Unit's insurers in which the insurers agree to treat the Drilling Unit as a total loss; or

141(c)	in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Agent that the event constituting the total loss occurred.
“Transfer Certificate” means a certificate substantially in the form as set out in Schedule 7 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower.
“Transfer Date” means, in respect of a Transfer (as defined in Clause 26.2 (Assignments and transfers by Lenders)) the later of:

143(a)	the proposed Transfer Date as set out in the Transfer Certificate relating to the Transfer; and

143(b)	the date on which the Agent executes the Transfer Certificate.
“Unpaid Sum” means any sum due and payable but unpaid by the Borrower under the Finance Documents.
“USD” means the lawful currency of the United States of America.
“Utilisation” means the utilisation of a Loan.
“Utilisation Date” means the date, on which a Utilisation actually occurs.
“Utilisation Request” means a notice substantially in the form set out in Schedule 5Part I (Form of Utilisation Request).
“VAT” means value added tax.
Construction
In this Agreement, unless the context otherwise requires:
Clause and Schedule headings are for ease of reference only;

#    21 (21)

Exhibit 10.5 - Part II
EXECUTION VERSION

words denoting the singular number shall include the plural and vice versa;
references to Clauses and Schedules are references, respectively, to the Clauses and Schedules of this Agreement;
a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement;
references to a provision of law is a reference to that provision as it may be amended or re-enacted, and to any regulations made by the appropriate authority pursuant to such law;
the “Agent”, any “Finance Party”, any “Lender”, any “Obligor”, any “Party”, or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees and, in the case of the Agent, any person for the time being appointed as Agent in accordance with the Finance Documents;
references to “control” means the power to appoint a majority of the board of directors or to direct the management and policies of an entity, whether through the ownership of voting capital, by contract or otherwise;
“Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;
references to “indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;
references to a “person” shall include any individual, firm, partnership, joint venture, company, corporation, trust, fund, body, corporate, unincorporated body of persons, or any state or any agency of a state or association (whether or not having separate legal personality); and
a Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been remedied or waived.
Non-applicable provisions between the Obligors and German Lenders.
To the extent a Finance Party resident in Germany (“Inländer”) within the meaning of Section 2 Paragraph 15 of the AWV and therefore subject to Section 7 of the AWV would not be permitted to make a representation or grant an undertaking (to be) made or (to be) granted by an Obligor with respect to sanctions under any of the Finance Documents, such Finance Party shall not, in the event of a breach by an Obligor of any such representation or undertaking be entitled to invoke or declare an Event of Default or vote for a cancellation of the Total Commitments and immediate repayment of the Loan in accordance with Clause 25.16 (Acceleration).
The representations and undertakings in Clauses 20.21 (Sanctions), 23.2 (Compliance with laws and sanctions) and 23.29 (Sanctions), and the mandatory prepayment set out in Clause 8.3 (Sanctions) in favour of or to any Inländer are granted only to the extent that such Finance Party would be permitted to make such representations or undertakings or carry out such prepayment pursuant to Section 7 of the AWV. As a consequence, a Finance party resident in Germany may not vote in favour of the Agent exercising any rights as set out in these Clauses if an Event of Default occurs solely as a result of misrepresentation of such representations or breach of such covenants which are not made or given for the benefit of the Finance Party resident in Germany and, for the purposes of ascertaining the Required Majority or whether any percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments has been obtained in respect of such vote, such Lenders’ Commitments and/or party of the Loan will be deemed to be zero for the purposes of such vote.
THE FACILITIES
The Facilities

#    22 (22)

Exhibit 10.5 - Part II
EXECUTION VERSION

Subject to the terms of this Agreement, the Lenders make available to the Borrower, during the applicable Availability Period, the following credit facilities for Utilisation in the aggregate principal amount of up to the Total Commitments, each a “Facility”, collectively the “Facilities”:
a term loan facility in an amount equal to the Term Loan Commitment (the “Term Loan Facility”); and
a revolving credit facility in an amount equal to the Revolving Facility Commitment (the “Revolving Facility”).
Finance Parties’ rights and obligations
The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Finance Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.
The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from any of the Obligors shall be a separate and independent debt. A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.
Parent’s Authority
Each Obligor (other than the Parent), by its execution of this Agreement, irrevocably authorises the Parent to act on its behalf as its agent in relation to the Finance Documents and authorises:
the Parent, on its behalf, to supply all information concerning itself, its financial condition and otherwise to the Finance Parties as contemplated under this Agreement and to give all notices and instruction to be given by such Obligor under the Finance Documents, to execute, on its behalf, any Finance Document and to enter into any agreement and amendment in connection with the Finance Documents (however fundamental and notwithstanding any increase in obligations of or other effect on an Obligor) including confirmation of guarantee obligations in connection with any amendment or consent in relation to the Facility, without further reference to or the consent of such Obligor, and each Obligor shall be obliged to confirm such authority in writing upon the request of the Agent; and
each Finance Party to give any notice, demand or other communication to be given to or served on such Obligor pursuant to the Finance Documents to the Parent on its behalf, and in each such case such Obligor will be bound thereby (and shall be deemed to have given/received notice thereof) as though such Obligor itself had been given such notice and instructions, executed such agreement or received any such notice, demand or other communication.
Every act, omission, agreement, undertaking, waiver, notice or other communication given or made by the Parent under this Agreement, or in connection with this Agreement (whether or not known to any Obligor) shall be binding for all purposes on all other Obligors as if the other Obligors had expressly made, given or concurred with the same. In the event of any conflict between any notice or other communication of the Parent and any other Obligor, the choice of the Parent shall prevail.
PURPOSE
Purpose
The Borrower shall apply all amounts utilised by it under:
The Term Loan Facility, to refinance the Existing Indebtedness;
The Revolving Facility;

#    23 (23)

Exhibit 10.5 - Part II
EXECUTION VERSION

to refinance the Existing Indebtedness; and
for general corporate purposes.
Monitoring
Without prejudice to the obligations of the Borrower under this Clause 3, no Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.
CONDITIONS PRECEDENT
Initial Conditions Precedent
The Borrower may only deliver a Utilisation Request once the Agent has received all the documents and other evidence listed in Schedule 4 Part I (Initial Conditions Precedent), in form and substance satisfactory to the Agent (acting on the instructions from the Lenders). The Agent shall notify the Obligors and the other Finance Parties promptly upon being so satisfied.
Conditions precedent for the First Utilisation Date
The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to the first Utilisation if, on or prior to the proposed Utilisation Date, the Agent has received originals or certified copies of all of the documents and other evidence listed in Schedule 4 Part II (Conditions Precedent for the First Utilisation Date), other than the documents which the Agent (acting on the instructions from the Required Majority) has confirmed in writing may be delivered at the Utilisation Date at the latest, in form and substance satisfactory to the Agent (acting on the instructions from the Required Majority). The Agent shall notify the Obligors and the other Finance Parties promptly upon being so satisfied.
Further conditions precedent
The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if on the date of a Utilisation Request and on the proposed Utilisation Date:
no Default is continuing or would result from the proposed Utilisation;
the representations and warranties contained in Clause 20 (Representations and warranties) deemed to be repeated on those dates are true and correct both before and after giving effect to the proposed Utilisation and application of funds from the Utilisation.
Waiver of conditions precedent and conditions subsequent
The conditions specified in this Clause 4 are solely for the benefit of the Finance Parties and may be waived on their behalf in whole or in part and with or without conditions by the Agent (acting on the instructions of the Required Majority unless it is a non-material matter of administrative or technical character where the Agent may act in its sole discretion), save for conditions which are comprised by Clause 34.3.2 (Exceptions) which will be subject to consent from all the Lenders. The Finance Parties shall be notified by the Agent of a waiver granted pursuant to this Clause 4.
UTILISATION
Delivery of a Utilisation Request
The Borrower may utilise the Facilities by delivering to the Agent a duly completed Utilisation Request no later than 11:00 hours (Oslo time) four (4) Business Days prior to the proposed Utilisation Date.
Completion of a Utilisation Request
A Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

#    24 (24)

Exhibit 10.5 - Part II
EXECUTION VERSION

it specifies to which Facility it relates;
the proposed Utilisation Date is a Business Day within the Availability Period and the amount of the proposed Term Loan Advance or the proposed Revolving Facility Advance is in a minimum amount of USD 5,000,000 and (together with the Loans outstanding) is not more than the aggregate Available Commitments of the relevant Facility;
the currency specified is USD; and
the proposed Interest Period complies with Clause 10 (Interest Periods).
Availability
Any amount of the Total Commitments not utilised by the expiry of the applicable Availability Period shall automatically be cancelled at close of business in Oslo on such date and the Total Commitments shall be reduced accordingly.
Only one single Utilisation, allowed to be paid in to multiple accounts, may be made under the Term Loan Facility.
Revolving Facility Loans may be incurred on a revolving basis, however, no more than three (3) Utilisation Requests may be made in respect of the Revolving Facility per calendar year.
Lenders’ participation
Upon receipt of a Utilisation Request, the Agent shall notify each Lender of the details of the requested Loan and the amount of each Lender’s participation in the relevant Loan. If the conditions set out in this Agreement have been met, each Lender shall, no later than 11:00 hours (Oslo time) on the relevant Utilisation Date make available to the Agent for the account of the relevant Borrower an amount equal to its participation in the Loan to be advanced pursuant to the relevant Utilisation Request.
Right of cancellation in relation to a Defaulting Lender

(a)
If any Lender becomes a Defaulting Lender, the Parent may, at any time whilst the Lender continues to be a Defaulting Lender, give the Agent 10 Business Days' notice of cancellation of the Available Commitment of that Lender.

(b)	On the notice referred to in paragraph (a) above becoming effective, the Available Commitment of the Defaulting Lender shall immediately be reduced to zero.

(c)	The Agent shall as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Lenders.
REPAYMENT AND REDUCTIONS
Scheduled Repayments of the Term Loan Facility
The Borrower shall repay the Term Loan Facility by fifty-nine (59) consecutive monthly repayments as set out in Schedule 8 (Repayments) and the first repayment shall occur one (1) month after the First Utilisation Date.
Repayment and roll-over of Revolving Facility Loans
The Borrower shall repay each Revolving Facility Loan in full on the last day of its Interest Period, however so that where a Revolving Facility Loan (the “New Revolving Facility Loan”) is, subject to and in accordance with the other terms of this Agreement, to be made on a day which another Revolving Facility Loan (the “Maturing Revolving Facility Loan”) is due to be repaid, then:

#    25 (25)

Exhibit 10.5 - Part II
EXECUTION VERSION

the Maturing Revolving Facility Loan shall be deemed to be repaid on the last day of its Interest Period to the extent that the amount of the New Revolving Facility Loan is equal to or greater than the amount of the Maturing Revolving Facility Loan; and
to that extent, the amount of the New Revolving Facility Loan shall be deemed to have been credited to the account of the Borrower, and the Lenders shall only be obliged to make available an amount equal to the amount by which amount the New Revolving Facility Loan exceeds the Maturing Revolving Facility Loan.
If the Borrower has not delivered a Utilisation Request in respect of a Maturing Revolving Facility Loan in accordance with Clause 5.1 (Delivery of a Utilisation Request), the Maturing Revolving Facility Loan shall, subject to the other provisions of this Agreement, be automatically rolled over with an Interest Period of three (3) months provided that the conditions set out in Clause 4.3 (Further conditions precedent) are fulfilled in the reasonable opinion of the Required Majority.
For the avoidance of doubt, the above automatic rollover mechanism requires the Borrower to deliver a Utilisation Request in the amount of USD 0, within 11.00 (Oslo time) three (3) Business Days prior to the relevant rollover date, if no automatic rollover is to take place.
Final repayment
On the Final Maturity Date the Borrower shall repay all Loans and all other outstanding amounts under the Facilities in full, together with all other sums due and outstanding under the Finance Documents at such date (if any).
VOLUNTARY PREPAYMENT AND CANCELLATION
Voluntary prepayment
Subject to Clause 7.3.6 (Application) below the Borrower may, by giving the Agent not less than three (3) Business Days’ prior written notice, prepay the whole or any part of the Facilities (but if in part, in a minimum amount of USD five million (5,000,000) or in integral multiples of USD five million (5,000,000), or such lesser amount as is acceptable to the Agent).
Voluntary cancellation
The Borrower may, by giving the Agent not less than three (3) Business Days’ prior written notice, permanently reduce, cancel or terminate all or part of the unutilised portions of the Facilities (but if in part, in a minimum amount of USD five million (5,000,000) or in integral multiples of USD five million (5,000,000)).
Terms and conditions for voluntary prepayments and cancellation
Irrevocable notice
Any notice of prepayment or cancellation by the Borrower under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date upon which the prepayment or cancellation is to be made and the amount of the prepayment or cancellation.
Additional payments
Upon any reduction/cancellation of the Commitments under this Clause 7, the Borrower shall repay the Loans by an amount sufficient to ensure that the total aggregate amount of the Loans shall constitute no more than the amount of the Available Commitment following the relevant reduction/cancellation, such repayment to be made no later than on the day that the relevant reduction/cancellation becomes effective.

#    26 (26)

Exhibit 10.5 - Part II
EXECUTION VERSION

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs pursuant to Clause 11.3 (Break Costs) below, without premium or penalty.
Time of prepayment and cancellation
The Borrower shall not repay or prepay all or any part of the Loan or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.
No reinstatement
No amount of the Commitments cancelled under this Agreement may subsequently be reinstated. The Borrower may not utilise any part of a Facility which has been cancelled.
Any amount of the Term Loan Facility repaid or prepaid may not be re-borrowed.
Forwarding of notice of prepayment and cancellation
If the Agent receives a notice under this Clause 7 it shall promptly forward a copy of that notice to the Lenders.
Application
Any voluntary cancellation and/or prepayment made pursuant to this Clause 7 of the Term Loan Facility, shall be applied pro rata against the scheduled repayments.
Amended Repayment Schedule
Upon any prepayment or cancellation the Agent shall, if applicable, replace Schedule 8 (Repayments) with an amended and new repayment and reduction schedule reflecting the correct scheduled amounts and provide a copy to the Borrower and the Lenders thereof.
MANDATORY PREPAYMENT AND CANCELLATION
Total Loss or sale
If the Drilling Unit is sold or otherwise is disposed of in whole or in part, or suffers a Total Loss, the Facilities shall be cancelled in full and the Loans outstanding shall be prepaid in full on the Disposal Reduction Date. Following receipt of the outstanding Loans, and subject to closing procedure to be agreed between the Borrower and the Agent (in its sole discretion), the Agent shall be entitled to release (including taking any steps necessary to giving effect to such release) any Security Documents and the release of any relevant Guarantors.
For the purpose of this Clause 8.1(Total Loss or sale) the following definitions shall apply:
“Disposal Reduction Date” means, in relation to the Drilling Unit:
where the Drilling Unit has become a Total Loss, the date which is the earlier of the date when the insurance proceeds are available to the Borrower and one hundred and eighty (180) days after the Drilling Unit became a Total Loss; or
where the Drilling Unit is sold or otherwise disposed of, the date upon which the sale or disposal of the Drilling Unit is completed.
Illegality
If it becomes unlawful under any law, regulation, treaty or of any directive of any monetary authority (whether or not having the force of law) in any applicable jurisdiction, for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in a Loan:

#    27 (27)

Exhibit 10.5 - Part II
EXECUTION VERSION

that Lender shall promptly notify the Agent upon becoming aware of that event;
the Agent shall promptly notify the Borrower (specifying the obligations the performance of which is thereby rendered unlawful and the law giving rise to the same) upon receipt of notification in accordance with paragraph (a) above;
upon the Agent notifying the Borrower, the Commitment of that Lender will be immediately reduced to zero and cancelled; and
the Borrower shall repay that Lender’s participation in the Loans on the last day of the Interest Period occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).
Sanctions
Upon the occurrence of any Obligor or any Subsidiary of any Obligor being in breach of Sanctions (including non-compliance with Clause 23.2(b) and Clause 23.29 (Sanctions) or becoming a Restricted Party, and such event remains un-remedied (if capable of being remedied), the Total Commitments shall be automatically cancelled, and all Loans and other amounts outstanding under the Finance Documents shall become due and payable with ten (10) Business Days’ prior written notice from the Agent.
Minimum Market Value
Upon non-compliance with Clause 24.1 (Minimum Market Value), the Borrower shall within sixty (60) days after such breach (i) repay and/or reduce (as applicable) the Facilities in accordance with Clause 8.6 (Terms and conditions for mandatory prepayments and cancellation) or (ii) post additional collateral satisfactory to the Lenders (it being understood that cash collateral comprising of USD shall be deemed satisfactory and shall be valued at par), in an amount equal to the amount which is required for the Borrower to become compliant with Clause 24.1 (Minimum Market Value) again.
Change of control
If
any person, other than Hemen Holding Limited (and/or one or more companies controlled more than fifty per cent (50%) by a Trust), or group of persons acting in concert, obtains more than fifty per cent (50%) of the voting rights or share capital or otherwise control the appointment of members of the board of directors of the Parent, unless the new controlling shareholder(s) is/are acceptable to Agent (on behalf of all the Lenders); or
Hemen Holding Limited (and/or one or more companies controlled more than fifty per cent (50%) by a Trust) ceases to own a minimum of twenty per cent (20%) or more of the voting rights or share capital or otherwise control the appointment of members of the board of directors of the Parent, unless a prior written consent from the Agent (on behalf of all the Lenders) has been given;
the Total Commitments shall be automatically cancelled and all Loans and other amounts outstanding under the Finance Documents shall be prepaid within 60 days thereafter.
For the purpose of this Clause 8.5 the following definition shall apply:
“Hemen Holding Limited” means Hemen Holding Limited, a Cyprus holding company and other related companies, the shares of which are wholly owned by a Trust.

#    28 (28)

Exhibit 10.5 - Part II
EXECUTION VERSION

“Trust” shall mean any trust created for the benefit of any of John Fredriksen, his direct lineal descendants and/or the personal estate of any of the aforementioned persons and their estates.
Terms and conditions for mandatory prepayments and cancellation
Application
Unless otherwise specified in this Clause 8, all mandatory prepayments and/or cancellations (as the case may be) made under this Clause 8 shall be applied pro rata between the Facilities, and for the Term Loan Facility, pro rata against the scheduled repayments.
Upon any such prepayments and/or cancellations, the Agent shall, if applicable, replace Schedule 8 (Repayments) with an amended and new repayment schedule reflecting the correct scheduled amounts and provide a copy to the Borrower and the Lenders thereof.
Additional payments
Upon any reduction/cancellation of the Commitments under this Clause 8, the Borrower shall repay the Loans outstanding by an amount sufficient to ensure that the total aggregate amount of the Loans shall constitute no more than the amount of the Available Commitment following the relevant reduction/cancellation, such repayment to be made no later than on the day that the relevant reduction/cancellation becomes effective. Any such prepayments shall be applied pro rata between the Lenders.
Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs pursuant to Clause 11.3 (Break Costs) below, without premium or penalty.
No reinstatement
No amount of the Commitments cancelled or repaid under this Clause 8 may subsequently be reinstated. The Borrower may not utilise any part of a Facility which has been cancelled or any of a Facility which has been prepaid under this Clause 8.
Forwarding of notice of prepayment and cancellation
If the Agent receives a notice under this Clause 8 it shall promptly forward a copy of that notice to the Finance Parties (as relevant) and the Borrower.
INTEREST
Calculation of interest
The rate of interest for the Loan for each Interest Period is the percentage rate per annum which is the aggregate of:
the Applicable Margin;
LIBOR; and
until from and including 1 July 2015 until the Reinstated Leverage Ratio Covenant date, the Step-up Margin (as applicable).
Effective interest pursuant to the Norwegian Financial Agreement Act of 1999 No. 46 has been calculated by the Agent as set out in a separate notice from the Agent to the Borrower.
Payment of interest

#    29 (29)

Exhibit 10.5 - Part II
EXECUTION VERSION

The Borrower shall pay accrued interest on each Loan on each Interest Payment Date, however, if an Interest Period is longer than three (3) months, in quarterly intervals after the first day of such Interest Period.
Default interest
If an Obligor fails to pay any amount payable by it under the Finance Documents on its due date, interest shall accrue on the overdue amount from the due date and up to the date of actual payment (both before and after judgment) at a rate determined by the Agent to be two percentage points (2.00%) higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 9.3 shall be immediately payable by the Obligors on demand by the Agent. Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.
Notification of rates of interest
The Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.
INTEREST PERIODS
Selection of Interest Periods
The Borrower may, subject to (d) and (e) below, select an Interest Period for a Loan in a Utilisation Request or in a Selection Notice.
Each Utilisation Request and Selection Notice is irrevocable and must be received by the Agent not later than 11:00 a.m. (Oslo time) three (3) Business Days before the commencement of that Interest Period.
If the Borrower fails to deliver a Selection Notice to the Agent in accordance with paragraph (a) above, the relevant Interest Period will be three (3) months.
For the Term Loan Facility, the Borrower may select an Interest Period of one (1), three (3) or six (6) months, or such other period agreed between the Borrower and the Agent (on behalf of all the Lenders), provided that not more than three (3) one (1) month Interest Periods may be selected during a calendar year.
For the Revolving Facility, the Borrower may select an Interest Period of thee (3) or six (6) months, or any other period as may be agreed between the Borrower and the Agent (on behalf of all the Lenders).
An Interest Period for a Loan shall not extend beyond the Final Maturity Date, but shall be shortened so that it ends on the Final Maturity Date.
Each Interest Period for a Loan shall start on the relevant Utilisation Date or (if already made) on the last day of its preceding Interest Period.
Non-Business Day
If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

#    30 (30)

Exhibit 10.5 - Part II
EXECUTION VERSION

Notification of Interest Periods
The Agent will notify the Borrower and the Lenders of the Interest Periods determined in accordance with this Clause 10.
CHANGES TO THE CALCULATION OF INTEREST
Market disruption
If a Market Disruption Event occurs in relation to the Loan for any Interest Period, then the rate of interest on each Lender’s share of the Loan for the Interest Period shall be the rate per annum which is the sum of:
the Applicable Margin; and
the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in the Loan from whatever source it may reasonably select.
In this Agreement, “Market Disruption Event” means:
at or about 11:00 a.m. (London time) on the Quotation Day for the relevant Interest Period LIBOR is not available; or
before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in the Loan exceed fifty per cent (50%) of the Loan) that the cost to it or them of obtaining matching deposits in the London interbank market would be in excess of LIBOR.
Alternative basis of interest or funding
If a Market Disruption Event occurs and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing a substitute basis for determining the rate of interest. Any alternative basis agreed pursuant to this Clause 11.2 shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.
Break Costs
The Borrower shall, within three (3) Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of the Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for the Loan or Unpaid Sum.
Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Cost for any Interest Period in which they accrue.
FEES
Commitment fee
The Borrower shall pay to the Agent (for distribution among the Lenders) a commitment fee of forty per cent (40%) of the Applicable Margin calculated for each Facility on the Available Commitment of each Lender accruing from the Closing Date and up until the earlier of (i) the end of the Availability Period for the relevant Facility and (ii) the date on which the relevant Facility has been fully drawn (for the Term Loan Facility) or cancelled in whole, payable quarterly in arrears on each Quarter Date and on the last day of the Availability Period or such other date upon which the relevant Facility is fully drawn (for the Term Loan Facility) or cancelled in whole. No commitment fee is payable to the Agent (for the account

#    31 (31)

Exhibit 10.5 - Part II
EXECUTION VERSION

of a Lender) on any Available Commitment of that Lender for any day on which that Lender is a Defaulting Lender.
Other fees
The Borrower shall pay such other fees as set out in the Fee Letters.
TAX GROSS-UP AND INDEMNITIES
Taxes
No withholding
All payments by the Obligors under the Finance Documents shall be made free and clear of and without deduction or withholding for or on account of any Tax or any other governmental or public payment imposed by the laws of any jurisdiction from which or through which such payment is made, unless a Tax Deduction or withholding is required by law.
Tax gross-up
The relevant Obligor shall promptly upon becoming aware that it must make a Tax Deduction or withholding (or that there is any change in the rate or the basis of a Tax Deduction or withholding) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Borrower and that Lender.
If a Tax Deduction or withholding is required by law to be made by an Obligor:
the amount of the payment due from the Obligor shall be increased to an amount which (after making any Tax Deduction or withholding) leaves an amount equal to the payment which would have been due if no Tax Deduction or withholding had been required; and
the Obligor shall make that Tax Deduction or withholding within the time allowed and in the minimum amount required by law.
Within thirty (30) days of making either a Tax Deduction or withholding or any payment required in connection with that Tax Deduction or withholding, the Obligor shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction or withholding has been made and (as applicable) any appropriate payment paid to the relevant taxing authority.
Tax indemnity
The Borrower shall (within three (3) Business Days of demand by the Agent) pay to the Agent for the account of the relevant Finance Party an amount equal to the loss, liability or cost which a Finance Party determines will be or has been (directly or indirectly) suffered for or on account of any Tax by such Finance Party in respect of a Finance Document, save for any Tax on Overall Net Income assessed on a Finance Party or to the extent such loss, liability or cost is compensated under Clause 13.1.2 (Tax gross-up), Clause 13.5 (FATCA Deduction and gross-up by Obligor), Clause 13.6(b) or Clause 13.6(d).
VAT
All amounts set out, or expressed to be payable under a Finance Document by any Party to a Finance Document shall be deemed to be exclusive of any VAT. If VAT is chargeable, the Borrower shall pay to the Agent for the account of such Finance Party (in addition to the amount required pursuant to the Finance Documents) an amount equal to such VAT.
FATCA Information

#    32 (32)

Exhibit 10.5 - Part II
EXECUTION VERSION

Subject to paragraph (c) below, each Party shall, within ten (10) Business Days of a reasonable request by another Party:
confirm to that other Party whether it is:
a FATCA Exempt Party; or
not a FATCA Exempt Party; and
supply to that other Party such forms, documentation and other information relating to its status under FATCA (including its applicable "passthru payment percentage" or other information required under the US Treasury Regulations or other official guidance including intergovernmental agreements) as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA.
If a Party confirms to another Party pursuant to 13.4(a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.
Paragraph (a) above shall not oblige any Finance Party to do anything which would or might in its reasonable opinion constitute a breach of:

any law or regulation;
any fiduciary duty; or
any duty of confidentiality.
If a Party fails to confirm its status or to supply forms, documentation or other information requested in accordance with paragraph (a) above (including, for the avoidance of doubt, where paragraph (b) above applies), then:
if that Party failed to confirm whether it is (and/or remains) a FATCA Exempt Party then such Party shall be treated for the purposes of the Finance Documents as if it is not a FATCA Exempt Party; and
if that Party failed to confirm its applicable "passthru payment percentage" then such Party shall be treated for the purposes of the Finance Documents (and payments made thereunder) as if its applicable "passthru payment percentage" is 100%, until (in each case) such time as the Party in question provides the requested confirmation, forms, documentation or other information.
FATCA Deduction and gross-up by Obligor
If an Obligor is required to make a FATCA Deduction, that Obligor shall make that FATCA Deduction and any payment required in connection with that FATCA Deduction within the time allowed and in the minimum amount required by FATCA.
If a FATCA Deduction is required to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any FATCA Deduction) leaves an amount equal to the payment which would have been due if no FATCA Deduction had been required.
The Parent shall promptly upon becoming aware that an Obligor must make a FATCA Deduction (or that there is any change in the rate or the basis of a FATCA Deduction) notify the Agent accordingly. Similarly, a Finance Party shall notify the Agent on becoming so aware in respect of a payment payable to that Finance Party. If the Agent receives such notification from a Finance Party it shall notify the Parent and that Obligor.

#    33 (33)

Exhibit 10.5 - Part II
EXECUTION VERSION

Within thirty (30) days of making either a FATCA Deduction or any payment required in connection with that FATCA Deduction, the Obligor making that FATCA Deduction or payment shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the FATCA Deduction has been made or (as applicable) any appropriate payment paid to the relevant governmental and taxation authority.
FATCA Deduction by a Finance Party
Each Finance Party may make any FATCA Deduction it is required by FATCA to make, and any payment required in connection with that FATCA Deduction, and no Finance Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction. A Finance Party which becomes aware that it must make a FATCA Deduction in respect of a payment to another Party (or that there is any change in the rate or the basis of such FATCA Deduction) shall notify that Party and the Agent.
If the Agent is required to make a FATCA Deduction in respect of a payment to a Finance Party under Clause 30.2 (Distributions by the Agent) which relates to a payment by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after the Agent has made such FATCA Deduction), leaves the Agent with an amount equal to the payment which would have been made by the Agent if no FATCA Deduction had been required. The Agent will not be obliged to pay or advance such amount before actually receiving the increased amount from the relevant Obligor.
The Agent shall promptly upon becoming aware that it must make a FATCA Deduction in respect of a payment to a Finance Party under Clause 30.2 (Distributions by the Agent) which relates to a payment by an Obligor (or that there is any change in the rate or the basis of such a FATCA Deduction) notify the relevant Obligor and the relevant Finance Party.
An Obligor shall (within three (3) Business Days of demand by the Agent) pay to a Finance Party an amount equal to the loss, liability or cost which that Finance Party determines will be or has been (directly or indirectly) suffered by that Finance Party as a result of another Finance Party making a FATCA Deduction in respect of a payment due to it under a Finance Document. This paragraph shall not apply to the extent a loss, liability or cost is compensated for by an increased payment under paragraph (b) above.
A Finance Party making, or intending to make, a claim under paragraph (d) above shall promptly notify the Agent of the FATCA Deduction which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower.
INCREASED COSTS
Increased Costs
Subject to Clause 14.2 (Exceptions), the Borrower shall, upon demand from the Agent, pay for the account of a Finance Party the amount of any Increased Cost incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law, regulation or treaty or any directive of any monetary authority (whether or not having the force of law) (including, but not limited to any laws and regulations implementing new or modified capital adequacy requirements) or (ii) compliance with any law or regulation made after the Closing Date.
In this Agreement, the term “Increased Costs” means:
a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;
an additional or increased cost; or

#    34 (34)

Exhibit 10.5 - Part II
EXECUTION VERSION

a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitments or funding or performing its obligations under any Finance Document.
A Finance Party intending to make a claim pursuant to this Clause 14.1 shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower. Each Finance Party shall as soon as practicable after a demand by the Agent, provide a confirmation showing the amount of its Increased Costs.
Exceptions
Clause 14.1 (Increased Costs) does not apply to the extent any Increased Cost is:
attributable to a Tax Deduction or withholding required by law to be made by the Borrower, and compensated for by Clause 13.1.2 (Tax gross-up) or Clause 13.2 (Tax Indemnity);
attributable to a FATCA Deduction required to be made by an Obligor or a Finance Party, and compensated for by Clause 13.6(b) or Clause 13.6(d); or
attributable to gross negligence or the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.
OTHER INDEMNITIES
Currency indemnity
If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgement or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:
making or filing a claim or proof against the Borrower; or
obtaining or enforcing an order, judgement or award in relation to any litigation or arbitration proceedings, the Borrower shall as an independent obligation, within three (3) Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.
Each of the Obligors waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.
Other indemnities
The Borrower shall within three (3) Business Days of demand, indemnify each Finance Party against any documented costs, loss or liability incurred by that Finance Party as a result of:
the occurrence of any Event of Default;
any Environmental Claim;
a failure by an Obligor to pay any amount due under the Finance Documents on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 29 (Sharing among the Finance Parties);

#    35 (35)

Exhibit 10.5 - Part II
EXECUTION VERSION

the funding, or making arrangements to fund, its participation in the Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or gross negligence or wilful misconduct by that Lender alone); or
a Loan (or part thereof) not being prepaid in accordance with a notice of prepayment given by the Borrower.
Indemnity to the Finance Parties
The Borrower shall promptly indemnify the Agent or any other Finance Party against any documented cost, loss or liability incurred by the Agent or any other Finance Party (acting reasonably) as a result of:
investigating any event which it reasonably believes is a possible Event of Default; or
acting or verifying any notice, request or instruction which it reasonably believes to be genuine, correct or appropriately authorised.
MITIGATION BY THE LENDERS
Mitigation
Without in any way limiting the obligations of the Borrower hereunder, each Finance Party shall, in consultation with the Borrower, take all reasonable steps for a period of fifteen (15) Business Days to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of:
Clause (b) (Illegality);
Clause 13 (Tax gross-up and indemnities); and
Clause 14 (Increased Costs),
including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate.
A Finance Party is not obliged to take any steps under this Clause 16.1 if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.
Replacement of a Lender
The Borrower shall have the right, in the absence of a Default or Event of Default, to replace any Lender that charges a material amount in excess of that being charged by the other Lenders with respect to contingencies described in:
Clause 13 (Tax gross-up and indemnities); and /or
Clause 14 (Increased Costs).
If any Lender becomes a Defaulting Lender, then the Parent may, on 5 Business Days' prior written notice to the Agent and such Lender, replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) transfer its rights and obligations under this Agreement to a replacement lender (a "Replacement Lender") in accordance with Clause 26.3 (Assignment and transfers by the Lenders), and subject to the following conditions:

(a)	the Parent shall have no right to replace the Agent;

#    36 (36)

Exhibit 10.5 - Part II
EXECUTION VERSION

(b)	neither the Agent nor the Defaulting Lender shall have any obligation to the Parent to find a Replacement Lender;

(c)	the transfer must take place no later than 14 days after the notice referred to in this Clause 16.2.2;

(d)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents; and

(e)
the Defaulting Lender shall only be obliged to transfer its rights and obligations pursuant to this Clause 16.2.2 once it is satisfied that it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to that transfer to the Replacement Lender.

The Defaulting Lender shall perform the checks described in Clause 16.2.2 (e) above as soon as reasonably practicable following delivery of a notice referred to in Clause 16.2.2 above and shall notify the Agent and the Parent when it is satisfied that it has complied with those checks.
Indemnity
The Borrower shall indemnify each Finance Party for all documented costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 16.1 (Mitigation) and 16.2 (Replacement of a Lender).
COSTS AND EXPENSES
Transaction expenses
The Borrower shall promptly on demand pay to the Agent the amount of all documented costs and expenses (including legal fees) reasonably incurred by any of the Finance Parties in connection with the negotiation, preparation, printing, perfection, execution, registration and syndication of:
this Agreement and any other documents referred to in this Agreement; and
any other Finance Documents executed after the date of this Agreement.
Amendment and enforcement costs, etc.
The Borrower shall, within three (3) Business Days of demand, reimburse the Agent or another Finance Party for the amount of all costs and expenses (including legal fees) incurred by it in connection with:
the granting of any release, waiver or consent under the Finance Documents;
any amendment or variation of any of the Finance Documents; and/or the preservation, protection, enforcement or maintenance of, or attempt to preserve or enforce, any of the rights of the Finance Parties under the Finance Documents.
GUARANTEE AND INDEMNITY
Guarantee and indemnity
Each Guarantor hereby irrevocably and unconditionally jointly and severally:
guarantees to each Finance Party, as and for its own debt and not merely as surety, the due and punctual observance and performance by each Obligor of all of that Obligor’s obligations under the Finance Documents;

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Exhibit 10.5 - Part II
EXECUTION VERSION

undertakes with each Finance Party that whenever an Obligor does not pay any amount when due under or in connection with any Finance Document, such Guarantor shall immediately on demand by the Agent pay that amount as if it were the principal obligor; and
undertakes to indemnify each Finance Party immediately on first demand against any cost, loss or liability suffered by that Finance Party if any obligation guaranteed by such Guarantor is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover.
Continuing guarantee
The Guarantee Obligations are continuing guarantee obligations and will extend to the ultimate balance of all amounts payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.
Maximum liability
Notwithstanding anything to the contrary in this Agreement or any Finance Documents, including this Clause 18, the total and aggregate liability of each Guarantor hereunder shall be limited to USD four hundred and twenty million (420,000,000), in addition to any interest and costs.
Number of claims
There is no limit on the number of claims that may be made by the Agent (on behalf of the Finance Parties) under this Agreement.
Survival of Guarantor’s liability
A Guarantor’s liability to the Finance Parties under this Clause 18 shall not be discharged, impaired or otherwise affected by reason of any of the following events or circumstances (regardless of whether any such events or circumstances occur with or without such Guarantor’s knowledge or consent):
any time, waiver, consent, forbearance or other indulgence given or agreed by the Finance Parties with any Obligor in respect of any of the Obligor’s obligations under the Finance Documents;
any defence, legal limitation, disability or incapacity of any Obligor related to the Finance Documents;
any amendments to or variations of the Finance Documents agreed by the Finance Parties with any Obligor;
the liquidation, bankruptcy or dissolution (or proceedings analogous thereto) of any Obligor; or
any other circumstance which might otherwise constitute a defence available to, or discharge of, a Guarantor.
Waiver of rights
Each Guarantor specifically waives all rights under the provisions of the Norwegian Financial Agreements Act 1999 (as amended) not being mandatory provisions, including (but not limited to) the following provisions (the main contents of the relevant provisions being as indicated in the brackets):
§ 63 (1) – (2) (to be notified of any Event of Default hereunder and to be kept informed thereof);
§ 63 (3) (to be notified of any extension granted to the Borrower in payment of principal and/or interest);
§ 63 (4) (to be notified of the Borrower’s bankruptcy proceedings or debt reorganisation proceedings and/or any application for the latter);

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Exhibit 10.5 - Part II
EXECUTION VERSION

§ 65 (3) (that the consent of a Guarantor is required for the Guarantor to be bound by amendments to the Finance Documents that may be detrimental to its interest);
§ 67 (2) (about reduction of a Guarantor’s liabilities hereunder since no such reduction shall apply as long as any amount is outstanding under the Finance Documents);
§ 67 (4) (that a Guarantor’s liabilities hereunder shall lapse after ten (10) years, as that Guarantor shall remain liable hereunder as long as any amount is outstanding under any of the Finance Documents);
§ 70 (as no Guarantor shall have any right of subrogation into the rights of the Finance Parties under the Finance Documents until and unless the Finance Parties shall have received all amounts due or to become due to them under the Finance Documents);
§ 71 (as the Finance Parties shall have no liability first to make demand upon or seek to enforce remedies against the Borrower or any other security provided in respect of the Borrower’s liabilities under the Finance Documents before demanding payment under or seeking to enforce the Guarantee Obligations of a Guarantor hereunder);
§ 72 (as all interest and default interest due under any of the Finance Documents shall be secured by the Guarantee Obligations of a Guarantor hereunder);
§ 73 (1) – (2) (as all costs and expenses related to an Event of Default under this Agreement shall be secured by the Guarantee Obligations of a Guarantor hereunder); and
§ 74 (1) – (2) (as a Guarantor shall not make any claim against the Borrower for payment until and unless the Finance Parties first shall have received all amounts due or to become due to them under the Finance Documents).
Deferral of Guarantor’s rights
Each of the Guarantors undertakes to the Finance Parties that for as long as any of the Finance Documents is effective:
following receipt by it of a notice from the Agent of the occurrence of any Event of Default which is unremedied, none of the Guarantors will make demand for or claim payment of any moneys due to that Guarantor from any Obligor, or exercise any other right or remedy to which any of the Guarantors are entitled in respect of such moneys unless and until all moneys owing or due and payable by any Obligor to the Finance Parties under the Finance Documents have been irrevocably paid in full;
if an Obligor shall become the subject of an insolvency proceeding or shall be wound up or liquidated, the Guarantors shall not (unless so instructed by the Agent and then only on condition that the Guarantor holds the benefit of any claim in such insolvency or liquidation to pay any amounts recovered thereunder to the Agent) make any claim in such insolvency, winding-up or liquidation until all moneys owing or due and payable by any Obligor to the Finance Parties under the Finance Documents have been irrevocably paid in full;
if a Guarantor, in breach of paragraphs a) and/or b) above receives or recovers any money pursuant to any such exercise, claim or proof as therein referred to, such money shall be held by such Guarantor in custody for the Agent and immediately be paid to the Agent so as for the Agent to apply the same as if they were moneys received or recovered by the Agent under this Agreement; and
the Guarantors have not taken nor will they take from any Obligor any Security Interest whatsoever for the moneys hereby guaranteed.
Enforcement

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Exhibit 10.5 - Part II
EXECUTION VERSION

No Finance Party shall be obliged before taking steps to enforce the Guarantee Obligations of any of the Guarantors under this Agreement:
to obtain judgement against any Obligor or any third party in any court or other tribunal;
to make or file any claim in a bankruptcy or liquidation of any Obligor or any third party; or
to take any action whatsoever against any Obligor or any third party under the Finance Documents, except giving notice of any payment due hereunder, and each of the Guarantors hereby waives all such formalities or rights to which it would otherwise be entitled or which the Finance Parties would otherwise first be required to satisfy or fulfil before proceeding or making any demand against the Guarantors hereunder, except as required hereunder or by law.
Any release, discharge or settlement between a Guarantor and the Finance Parties (or any of them) in relation to any Finance Document shall be conditional upon no payment made by the Borrower to the Finance Parties hereunder or thereunder being void, set aside or ordered to be refunded pursuant to any enactment or law relating to breach of duty by any person, bankruptcy, liquidation, administration, protection from creditors generally or insolvency or for any other reason whatsoever. If any payment is void or at any time so set aside or ordered to be refunded, the Finance Parties shall be entitled subsequently to enforce the Guarantee Obligations of a Guarantor hereunder as if such release, discharge or settlement had not occurred and any such payment had not been made.
Additional security
This Guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.
Limitation of Guarantee Obligations
Notwithstanding any other provision of this Clause 18, and without limiting the generality of the foregoing, the guarantee, indemnity and other obligations of each Guarantor hereunder shall extend to all amounts that constitute part of the Guarantee Obligations and would be owed by any other Obligor to any Finance Party under or in respect of the Finance Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, insolvency, reorganization or similar proceeding involving such other Obligor.
Each Guarantor, and by its acceptance of this Agreement, each Finance Party, hereby confirms that it is the intention of all parties that this Agreement and the obligations of each Guarantor hereunder do not constitute a fraudulent transfer of conveyance for purpose of Insolvency Laws (as hereafter defined), any fraudulent conveyance act, fraudulent transfer act or any similar foreign law to the extent applicable to this Agreement and the obligations of the Guarantor hereunder. To effectuate the foregoing intention, the Finance Parties and each Guarantor hereby irrevocably agree that the obligations of each Guarantor under this Agreement and the other Finance Documents to which it is a party at any time shall be limited to the maximum amount as will result in the obligations of such Guarantor hereunder and thereunder not constituting a fraudulent transfer or conveyance. For the purpose hereof, “Insolvency Law” means the law described in this paragraph or any law relating to any proceeding of the type referred to in Clause 25.6 (Insolvency) and Clause 25.7 (Insolvency proceeding) of this Agreement or any similar foreign law for the relief of debtors applicable to such Obligor.
Contribution Agreement
Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Finance Party under this Agreement, any other Finance Document or any other guarantee, such Guarantor will contribute, to the maximum extent permitted by law, such amounts to

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Exhibit 10.5 - Part II
EXECUTION VERSION

each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Finance Parties under or in respect of the Finance Documents.
SECURITY
The Obligors’ obligations and liabilities under the Finance Documents, including (without limitation) the Borrower’s obligation to repay the Facilities together with all unpaid interest, default interest, commissions, charges, expenses and any other derived liability whatsoever of the Obligors towards the Finance Parties in connection with the Finance Documents, shall throughout the Security Period, be secured by the guarantees and indemnities granted by the Guarantors and the Borrower pursuant to Clause 18 (Guarantee and Indemnity) and additionally be cross collateralised as follows:
the Mortgage (including any deeds of covenants), subject to contractually agreed Quiet Enjoyment Letters (where required under a drilling contract with a third party);
the Assignment of Earnings;
The Seadrill Partners Guarantee;
the Assignment of Insurances;
the Account Charge; and
the Share Charges.
Subject to paragraph (c) below, each of the Obligors undertakes to ensure that the above Security Documents are being duly executed by the parties thereto in favour of the Agent (on behalf of the Finance Parties) in form and substance satisfactory to the Agent (on behalf of the Finance Parties) in accordance with Clause 4 (Conditions Precedent), legally valid and in full force and effect with first priority, and to execute or procure the execution of such further documentation as the Agent may reasonably require in order for the relevant Finance Parties to maintain the security position envisaged hereunder.
In relation to the obligation to provide the Assignment of Earnings it is understood that the Lenders agree only to require that “commercially best efforts” are applied by the relevant Obligors in obtaining (a) a first priority security interest over all earnings in respect of charter parties with independent third parties and (b) any acknowledgement from any independent third parties.
Each Hedge Counterparty hereby declares and agrees that;
its rights under the Security Documents in relation to any Secured Hedging Agreement shall always be subordinated to and rank in priority behind the rights of the other Finance Parties; and
it shall not take any action to enforce any of its rights under any Security Documents unless and until all monies outstanding to the other Finance Parties have been fully and irrevocably paid and discharged in full and no Commitment is longer in force.
The Agent shall notify the Lenders upon receipt of any written notice from a Hedge Counterparty of any agreement being designated as a Hedging Agreement for the purpose of this Agreement.
REPRESENTATIONS AND WARRANTIES
Each of the Obligors represents and warrants to each Finance Party as set out below.
Status

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Exhibit 10.5 - Part II
EXECUTION VERSION

Each Obligor is a limited liability company, duly incorporated, organised and validly existing under the laws of their jurisdiction of incorporation as set out in Schedule 9 (Corporate Structure) and registration and have the power to own their assets and carry on their business as they are currently being conducted.
Binding obligations
Subject to (b) below, the Finance Documents to which any Obligors are a party constitute legal, valid, binding and enforceable obligations, and each Security Document creates the security interests which that Security Document purports to create and those security interests are legal, valid, binding and enforceable first priority securities and no registration, filing, payment of tax or fees or other formalities are necessary or desired to render the Finance Documents enforceable in accordance with their terms against the Obligors, save for any UCC (Uniform Commercial Code) filings or the registration of the Mortgage with the relevant Ship Registry which shall be completed on or before the Utilisation Date of the Facility (and the registration of the relevant Security Documents (if any) with the relevant Company Register of the Obligors which shall be completed within the applicable time limit in each relevant jurisdiction).
Finance Documents which according to this Agreement are not deemed to be delivered until the relevant Utilisation Date, will be in compliance with (a) above from that Utilisation Date.
No conflict with other obligations
The entry into and performance by it of, and the transactions contemplated by, the Finance Documents to which it is a party do not and will not conflict with:
any law or regulation or any order or decree of any judicial or official agency or court;
any constitutional documents of such Obligor; or
any Charter Contract or any agreement or document to which it is a party or by which it is bound.
Power and authority
It has the power to enter into, perform and deliver, and has taken all necessary corporate actions to authorise its entry into and delivery of, performance, validity and enforceability of the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.
Authorisations and consents
All authorisations, approvals, consents and other matters, official or otherwise, required (i) in connection with the entering into, performance, validity and enforceability of the Finance Documents and the transactions contemplated hereby and thereby and (ii) for it to carry on its business as currently being conducted have been obtained or effected and are in full force and effect.
Taxes
It has complied with all taxation laws in all jurisdictions where it is subject to taxation and has paid all Taxes and other amounts due to governments and other public bodies. No claims are being asserted against it with respect to any Taxes or other payments due to public or governmental bodies save as disclosed to the Agent pursuant to Clause 23.4 (Taxation). It is not required to make any withholdings or deductions for or on account of Tax from any payment it may make under any of the Finance Documents.
No Default
No Event of Default, Default or any prepayment event pursuant to Clause 8 (Mandatory Prepayment and Cancellation) is existing or might reasonably be expected to result from the making of the Utilisation or the entry into and performance of or any transaction contemplated by any of the Finance Documents. No

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Exhibit 10.5 - Part II
EXECUTION VERSION

other event or circumstance is outstanding which (in the reasonable opinion of the Agent or the Required Majority) constitutes a default or (with the expiry of a grace period, giving of notice or the making of any determination or the fulfilment of any other applicable conditions or any combination of the foregoing) might constitute a default under any Charter Contract, Intra-Group Charterparty, other agreement or instrument which is binding on it or any of its Subsidiaries (if any) or to which its (or any of its Subsidiaries’ (if any)) assets are subject and which has or might have a Material Adverse Effect.
No misleading information
Any factual information, documents, exhibits or reports relating to the Obligors and their respective Subsidiaries and which have been furnished to the Finance Parties by or on behalf of the Obligors are complete and correct in all material respects and do not contain any misstatement of fact or omit to state a fact making such information, exhibits or reports misleading in any material respect or no omission to disclose any off-balance sheet liabilities or other information, documents or agreements which if disclosed could reasonably be expected to affect the decision of a Finance Party to enter into a Finance Document.
Original Financial Statements
Complete and correct. The Original Financial Statements and the financial information most recently delivered to the Agent or the Lenders pursuant to Clause 21 (Information Undertakings), save as disclosed to an Exchange where the Parent is listed, fairly and accurately represent the assets, liabilities and the financial condition of the Obligors and their respective Subsidiaries at the day that they were drawn up and have been prepared in accordance with the Accounting Principles consistently applied.
No undisclosed liabilities. As of the date of the Original Financial Statements and the financial information most recently delivered to the Agent or the Lenders pursuant to Clause 21 (Information Undertakings), none of the Obligors or any of their Subsidiaries had any material liabilities, direct or indirect, actual or contingent, and there is no material, unrealised or anticipated losses from any unfavourable commitments not disclosed by or reserved against in the Original Financial Statements, the most recent delivered financial information or in the notes thereto (save as disclosed to an Exchange).
No material change. Since the date of the Original Financial Statements and the financial information most recently delivered to the Agent or the Lenders pursuant to Clause 21 (Information Undertakings), there has been no material adverse change in the business, operations, assets or condition (financial or otherwise) of any Obligor or its Subsidiaries which might have a Material Adverse Effect.
Pari passu ranking
Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations preferred by mandatory law applying to companies generally.
No proceedings pending or threatened
No litigation, judgment, order, injunction, restraint, arbitration or administrative proceedings (private or public) of or before any court, arbitral body or agency, which if adversely determined, might reasonably be expected to have a Material Adverse Effect, have been started or are pending or (to the best of its knowledge and belief) have been threatened against it.
No existing Security Interest
Save as described in Clause 19 (Security), as from the First Utilisation Date, no Security Interest exists over all or any of the present or future revenues or assets of such Obligor relating to assets being the subject of the Security Documents and all of the Obligors’ rights, title and interest are freely assignable and chargeable in the manner contemplated by the Security Documents.

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Exhibit 10.5 - Part II
EXECUTION VERSION

No immunity
The execution and delivery by it of each Finance Document to which it is a party constitute, and its exercise of its rights and performance of its obligations under each Finance Document will constitute, private and commercial acts performed for private and commercial purposes, and it will not (except for bankruptcy or any similar proceedings) be entitled to claim for itself or any or all of its assets immunity from suit, execution, attachment or other legal process in any proceedings taken in relation to any Finance Document.
No winding-up
It has not taken any corporate action nor have any other steps been taken or legal proceedings been started or threatened against it for its reorganisation, winding-up, dissolution or administration or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of it or any or all of its assets.
No breach of laws
It has not (and none of its Subsidiaries have) breached any law or regulation which breach (in the opinion of the Agent or the Required Majority) has or is reasonably likely to have a Material Adverse Effect.
No labour disputes are current or, to the best of its knowledge and belief (having made due and careful enquiry), threatened against any member of the Group which have or are reasonably likely to have a Material Adverse Effect.
Environmental laws
Each Obligor is in compliance with Clause 23.3 (Environmental Compliance) and to the best of its knowledge and belief (having made due and careful enquiry) no circumstances have occurred which would prevent such compliance in a manner or to an extent which (in the opinion of the Agent or the Required Majority) has or is reasonably likely to have a Material Adverse Effect.
No Environmental Claim and no other event or circumstances is outstanding which (with the expiry of a grace period, giving of notice or the making of any determination or the fulfilment of any other applicable conditions or any combination of the foregoing) might constitute an Environmental Claim has been commenced or is pending (to the best of its knowledge and belief (having made due and careful enquiry)) is threatened against any member of the Group where that claim has or is reasonably likely, if determined against that member of the Group, which (in the opinion of the Agent or the Required Majority) have or are reasonably likely to have a Material Adverse Effect.
Ownership
Seadrill Operating owns hundred per cent (100%) of the shares and ownership interests (directly) in the Borrower.
The Parent is the direct or indirect owner of all the shares in any company which may become an Intra-Group Charterer.
The Drilling Unit
The Drilling Unit is:
in the absolute ownership of the Borrower, free and clear of all encumbrances (other than current crew wages and the relevant Mortgage) and, the Borrower will be the sole, legal and beneficial owner of the Drilling Unit;
registered in the name of the Borrower as described in Schedule 3 (The Drilling Unit) with a Ship Registry;

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Exhibit 10.5 - Part II
EXECUTION VERSION

operationally seaworthy in every way and fit for service, including, but not limited to, service under any Charter Contract; and
classed with a classification society acceptable to the Required Majority, free of all overdue requirements and recommendations.
No money laundering
It is acting for its own account in relation to the Facility and in relation to the performance and the discharge of its obligations and liabilities under the Finance Documents and the transactions and other arrangements effected or contemplated by the Finance Documents to which an Obligor is a party, and the foregoing will not involve or lead to contravention of any law, official requirement or other regulatory measure or procedure implemented to combat money laundering (as defined in Article 1 of the Directive (2001/97/EC of the European Parliament of 4 December 2001) including, but not limited to Directive 2005/60/EC amending Council Directive 91/308/EEC).
Corrupt practices
It has observed and to the best of its knowledge and belief, its shareholders and parties acting on its behalf have observed in the course of acting for it, all applicable laws and regulations relating to bribery or corrupt practices.
Sanctions
No Obligor, nor any Subsidiary of any Obligor, nor any of their joint ventures, nor any of their respective directors, officers, employees, agents or representatives:
has breached any Sanctions;
is a Restricted Party; or
has received notice of or is aware of any claim, action, suit, proceeding or investigation against it with respect to Sanctions.
FATCA
No Obligor is resident for tax purposes in the United States of America. No Obligor is a “foreign financial institution” (“FFI”) as defined in Section 1471(d)(4) of the Code and United States Treasury Regulations Section 1.1471-5(d)-(e). No payment by any Obligor under the Finance Documents will be from sources within the United States of America for United States federal income tax purposes. The Borrower is a FATCA Exempt Party with respect to Earnings payable to it.
Non-Conflict
The Borrower and the Parent agrees and acknowledges that any claim or defence that it may have or hold in respect of any Charter Contract or Intra-Group Charterparty or any dispute arising in connection with that Charter Contract or Intra-Group Charterparty between the parties thereto, shall not affect its payment obligations under the Finance Documents.
Repetition
The representations and warranties set out in this Clause 20 are deemed to be made by each of the Obligors on the date of this Agreement and (except for the representations and warranties in Clause 20.21 (Sanctions)) shall be deemed to be repeated:
on the date of a Utilisation Request;

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Exhibit 10.5 - Part II
EXECUTION VERSION

on each Utilisation Date;
on the first day of each Interest Period; and
in each Compliance Certificate forwarded to the Agent pursuant to Clause 21.2 (Compliance Certificate) (or, if no such Compliance Certificate is forwarded, on each day such certificate should have been forwarded to the Agent at the latest).
INFORMATION UNDERTAKINGS
The Parent and the Guarantors (where relevant) give the undertakings set out in this Clause 21 to each Finance Party and such undertakings shall remain in force throughout the Security Period;
Financial statements
The Parent shall supply to the Agent in sufficient copies for all of the Lenders as soon as reasonable practicable, but in any event within one hundred and eighty (180) days after the end of each financial year, the audited annual consolidated accounts of the Group, and, if requested by the Agent (acting on behalf of the Lenders), the Borrower’s unaudited annual financial statements for that financial year, signed by an authorised officer.
The Parent shall provide to the Agent as soon as reasonable practicable, but in any event within seventy (70) days after each relevant Quarter Date, the unaudited consolidated accounts of the Group for that financial quarter and, if requested by the Agent (acting on behalf of the Lenders), the Borrower’s unaudited annual financial statements for that financial quarter.
The Parent shall provide to the Agent as soon as reasonably practicable and in any event within seventy (70) days after each Quarter Date, copies of the Group’s consolidated Cash Flow Projections for the following five (5) calendar years after such dates.
The Obligors shall supply to the Agent as soon as reasonably practical any other information in respect of the business, properties or condition, financial or otherwise, of the Obligors or any of their Subsidiaries as the Agent or any of the Lenders may from time to time reasonably request.
Compliance Certificate
The Parent shall supply to the Agent, with each set of financial statements delivered pursuant to Clause 21.1 (Financial statements), a Compliance Certificate signed by an authorised officer of Seadrill Management Ltd., setting out (in reasonable detail) inter alia computations as to compliance with Clause 22 (Financial Covenants) as at the date at which those financial statements were drawn up together with any relevant supporting documentation enabling the Lenders to determine and monitor compliance with Clause 22 (Financial Covenants), Clause 8.3 (Minimum Market Value) and Clause 24.3 (Insurances).
Requirements as to financial statements
The Parent shall procure that each set of financial statements delivered pursuant to Clause 21.1 (Financial statements) consist of balance sheets and profit and loss statements is prepared using Accounting Principles, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements for each of the Obligors, as the case may be, unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in Accounting Principles, the accounting practices or reference periods and its Auditors deliver to the Agent:
a description of any change necessary for those financial statements to reflect Accounting Principles, accounting practices and reference periods upon which the Original Financial Statements were prepared; and

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Exhibit 10.5 - Part II
EXECUTION VERSION

sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 22 (Financial Covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and the Original Financial Statements.
Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.
Information - miscellaneous
The Obligors shall notify the Agent and/or supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):
promptly upon becoming aware of them, the details of any claim, action, suit, proceeding or investigation with respect to Sanctions against it, any of its direct or indirect owners, Subsidiaries, any of their joint ventures or any of their respective directors, officers, employees, agents or representatives;
all documents dispatched by the Parent (and by each of the Obligors, to the extent requested by the Agent) to its shareholders, or to or from its creditors generally at the same time as they are dispatched;
immediately upon becoming aware of them; breaches of contracts, the details of any litigation, judgment, order, injunction, restraint, arbitration or administrative proceedings which are current, threatened, alleged or pending against any of the Obligors and which (in the opinion of the Agent or the Required Majority) might, if adversely determined, be reasonably expected to have a Material Adverse Effect;
immediately such further information regarding the business, properties, conditions, assets and operations (financial or otherwise) of the Obligors and its Subsidiaries as any Finance Party (through the Agent) may reasonably request;
all filings with or reports forwarded to any Exchange; and
such updates of forecasts as the Agent may reasonably request.
Notification of Default
The Obligors shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.
Notification of Environmental Claims
The Obligors shall inform the Agent in writing as soon as reasonably practicable upon becoming aware of the same:
if any material Environmental Claim has been commenced or (to the best of the Obligors’ knowledge and belief) is threatened against any of the Obligors or the Drilling Unit; and
of any incident, event, fact or circumstances which will or are reasonably likely to result in any material Environmental Claim being commenced or threatened against any of the Obligors or the Drilling Unit.
Information of new contracts
The Parent shall provide the Agent with information on any new employment contract in respect the Drilling Unit five (5) days prior to entering into any such contract.
If required by the Agent, the Parent shall procure that a Contract Memo for any new employment contract in respect of the Drilling Unit is sent to the Agent.

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Exhibit 10.5 - Part II
EXECUTION VERSION

Use of websites
The Obligors may satisfy its obligations under this Agreement to deliver any information to the Lenders by posting this information onto an electronic website designated by the Parent and the Agent (the “Designated Website”).
The Parent shall promptly upon becoming aware of its occurrence notify the Agent if:
the Designated Website cannot be accessed due to technical failure;
any password specifications for the Designated Website change;
any new information which is required to be provided under this Agreement is posted onto the Designated Website;
any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or
the Parent becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.
If the Parent notifies the Agent under paragraph (b)(i) or paragraph (b)(v) above, all information to be provided by the Parent under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent is satisfied that the circumstances giving rise to the notification are no longer continuing.
“Know your customer” checks
If:
the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;
any change in the status of an Obligor, the composition of the shareholders of an Obligor or a shareholder’s participation in an Obligor (to the extent the number of shares such shareholder holds rises above 25 per cent. (25%) of the total number of shares) after the date of this Agreement; or
a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of any prospective new Lender, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of any prospective new Lender, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.
Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent or any Lender in order for the Agent and the Lenders to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

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Exhibit 10.5 - Part II
EXECUTION VERSION

FINANCIAL COVENANTS
The financial covenants in this Clause 22 are granted in favour of each Finance Party by the Parent and such financial covenants shall remain in force throughout the Security Period and are to be measured on a quarterly basis.
Minimum Liquidity
The Parent will procure that the Minimum Liquidity of the Group will not fall below USD one hundred and fifty million (150,000,000).
Leverage Ratio
The Parent will procure that the Leverage Ratio of the Group will not exceed;
from and including the financial quarter starting on 1 July 2015 until and including the financial quarter ending on 30 September 2016; 6.0:1;
from and including the financial quarter starting on 1 October 2016 until (and including) the financial quarter ending on 31 December 2016; 5.5:1; and
from and including the date of the Reinstated Leverage Ratio Covenant until the Final Maturity Date; 4.5 : 1.
Interest Cover Ratio
The Parent will procure that the Group’s Interest Cover Ratio shall be minimum 2.5 : 1.
Current Ratio
The Parent will procure that the Group's Current Ratio is minimum 1:1.
Equity Ratio
The Parent will procure that the Group’s Equity Ratio shall not be less than 30 per cent.
Financial testing
The financial covenants set out in this Clause 22 shall be calculated in accordance with Accounting Principles and tested by reference to the latest financial statements (whether audited or unaudited) and each Compliance Certificate, and presented to the Agent in satisfactory form and substance.
GENERAL UNDERTAKINGS
Each Obligor gives the undertakings set out in this Clause 23 to each Finance Party and such undertakings shall remain in force throughout the Security Period.
Authorisations etc.
Each of the Obligors shall promptly:
obtain, comply and do all that is necessary to maintain in full force and effect; and
supply certified copies to the Agent (if so requested) of,
any authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

#    49 (49)

Exhibit 10.5 - Part II
EXECUTION VERSION

Compliance with laws and sanctions
Each of the Obligors shall, and shall procure that each member of the Group will, comply in all respects with all laws and regulations and constitutional documents to which it and the Drilling Unit may be subject, where failure to do so, in the opinion of the Agent or the Required Majority, has or is reasonably likely to have a Material Adverse Effect.
Each of the Obligors shall, and shall procure that each member of the Group will, comply in all respects with Sanctions, including, but not limited to laws, regulations and executive orders relating to the U.S. economic embargoes of countries, entities or individuals as administered by the Treasury Department, Office of Foreign Assets Control, and in the event of non-compliance, the Borrower shall prepay in accordance with Clause 8.3 (Sanctions).
Environmental compliance
Each Obligor shall (and shall ensure that each member of the Group will):
comply with all Environmental Law;
obtain, maintain and ensure compliance with all requisite Environmental Approvals; and
implement procedures to monitor compliance with and to prevent liability under any Environmental Law, where failure to do so, (in the opinion of the Agent) has or is reasonably likely to have a Material Adverse Effect.
Taxation
Each Obligor shall (and the Parent shall ensure that each member of the Group will) pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:
such payment is being contested in good faith;
adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Agent under Clause 21.1 (Financial statements); and
such payment can be lawfully withheld and failure to pay those Taxes does not (in the opinion of the Agent or the Required Majority) have or is not reasonably likely to have a Material Adverse Effect.
None of the Obligors may change its residence for Tax purposes.
Pari passu ranking
Each of the Obligors shall ensure that its obligations under the Finance Documents do and will rank at least pari passu with all its other present and future unsecured and unsubordinated obligations, except for those obligations which are preferred by mandatory law applying to companies generally in the jurisdictions of their incorporation or in the jurisdiction in the ports of calls.
Title
The Borrower shall, and the Parent shall procure that all Intra-Group Charterers shall (to the extent applicable), hold full legal title to and own the entire beneficial interest in the Drilling Unit, any Charter Contract, any Intra-Group Charterparties, the Insurances and the Earnings, free of any Security Interest and other interests and rights of every kind, except for those created by the Finance Documents and as set out in Clause 23.7 (Negative pledge).

#    50 (50)

Exhibit 10.5 - Part II
EXECUTION VERSION

Negative pledge
None of the Obligors shall permit any further Security Interest related to any asset subject to any of the Security Documents under the Facility.
The Obligors (except the Parent) shall not create or permit to subsist any Security Interest save for Permitted Encumbrances over any of its present or future undertakings, property, assets, rights or revenues (whether secured by the Security Documents or not), provided that Security Interest created pursuant to the Security Documents shall be permitted.
None of the Obligors shall encumber any employment contract in respect of the Drilling Unit, nor dispose of any such employment contracts unless consented to by the Required Majority provided that, Security Interest created pursuant to the Security Documents shall be permitted.
Change of business and constitutional documents
Except with the prior written consent of the Required Majority, the Obligors will not, and the Parent shall ensure that no other member of the Group will, cease to carry on or make any change in all or any part of its business and activities as conducted as of the date hereof, or carry on any other business, except for similar related business as presently conducted. No Obligor will change the place of its jurisdiction or its organisation without the prior written consent of the Required Majority.
The Parent shall procure that none of the material terms of the Operating Agreement are amended, terminated, or waived without the prior written consent of the Agent.
Stock Exchange Listing
The Parent shall maintain its listing at an Exchange.
Finance Documents
The Obligors shall perform all of their obligations under the Finance Documents at all times in the manner and upon the terms set out therein.
Undertaking to procure subordination of additional debt
Subject to Clause 23.7 (Negative pledge), the Obligors undertake to procure (in terms acceptable to the Required Majority) the subordination, in point of payment and priority, of any Financial Indebtedness, which is secured by such assets subject to the Security Documents, of any member of the Group created on or after the date hereof, to any debt created pursuant to this Agreement.
Mergers and demergers
Except with the prior written consent of the Required Majority, the Obligors will not, (i) enter into any merger or consolidation with any other company unless (a) with another Group member and (b) each Obligor will survive as a separate legal entity remaining bound in all respects by its obligations and liabilities under the Finance Documents and (c) the Borrower will continue to be a special purpose company, owning only the Drilling Unit or (ii) demerge itself into any two or more companies or (iii) undertake any corporate restructuring.
Financial year
Except with the prior written consent of the Required Majority, the Obligors will not, and shall procure that no other member of the Group will, alter its financial year end.
Earnings Accounts

#    51 (51)

Exhibit 10.5 - Part II
EXECUTION VERSION

The Borrower and any Intra-Group Charterer, shall open and maintain for the duration of the Facilities an Earnings Account in its name, and shall procure that all Earnings (excluding service income for manning, services and procurement etc. held with separate third party contractors for the purpose of optimizing the fiscal structure of the drilling operations) in respect of the Drilling Unit is credited to the respective Earnings Account and subject to satisfactory security arrangements being entered into in favour of the Finance Parties.
The amounts in the Earnings Accounts shall be freely available to the Borrower and/or the Intra-Group Charterers (as applicable) provided that no Default has occurred and is continuing and no notice has been given to any Obligor by the Agent that such amounts shall not be freely available.
The Borrower, and any Intra-Group Charterer (as applicable), shall provide available statements regarding its Earnings Account upon request from the Agent.
Dividends Parent
The Parent may
pay dividends (or make any other distributions to its shareholders), buy-back its own common stock and/or
make new material investments in any company, shares, common stock or enter into any kind of new forward contracts (including total return swaps), only to the extent that
no Default is continuing or would result from the proposed transaction, the date of the Reinstated Leverage Ratio Covenant has occurred; and
after giving effect to such transaction, the Parent and its Subsidiaries are in compliance with the Financial Covenants set out in Clause 22 (Financial Covenants) of this Agreement.
To the extent the Parent has issued preference capital, any mandatory yield (interest) payments on such preference capital shall not be treated as dividend (or other distribution to its shareholders) for the purpose of this Clause 23.15.
Restrictions on indebtedness
The Obligors (save for the Parent) shall not incur, create or permit to subsist any Financial Indebtedness other than as incurred under the Finance Documents.
The restrictions in paragraph (a) above do not apply to:
Hedging Agreement. Indebtedness incurred under any Hedging Agreement entered into in the ordinary course of business and which are not of a speculative nature;
Intercompany loans. Loans and advances by members of the Group on the conditions that the loans are subordinated and unsecured in form and substance satisfactory to the Agent;
Guarantees. Guarantees issued by an Intra-Group Charterer in favour of lenders under other loans financing vessels within the Group (other than the Drilling Unit) for which the relevant Intra-Group Charterer is an intra-group charterer;
Existing Indebtedness: Existing Indebtedness, up to the date of the first Utilisation; or

#    52 (52)

Exhibit 10.5 - Part II
EXECUTION VERSION

Required Majority. Financial Indebtedness consented to by the Required Majority.
Transactions with Affiliates
Each Obligor shall (and shall procure that each Subsidiary will) procure that all transactions entered into with an Affiliate are made on market terms and otherwise on arm’s length terms.
Disposals
Subject to Clause 8 (Mandatory Prepayment and Cancellation), no Obligor shall:
enter into a single transaction or series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease, transfer, or otherwise dispose of its economic interest in the Drilling Unit or other asset being the subject of a Security Interest pursuant to the Security Documents or the whole or a substantial part of its other assets; or
enter into a single transaction or series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease, transfer or otherwise dispose of any of its other assets other than made on market value and arm’s length terms, without the prior written consent of the Required Majority.
Financial Support
The Borrower may not (nor any Intra-Group Charterer to the extent it is a single purpose company) provide, procure, create or permit to subsist any Financial Support (including contingent support) other than:
Any netting or set-off arrangement entered into pursuant to any Hedging Agreements;
Financial Support permitted pursuant to the Finance Documents; or
Financial Support consented to by the Required Majority.
Centre of Main Interest
None of the Obligors shall change its centre of main interest or establishment to another jurisdiction without obtaining the prior written consent from the Required Majority.
Assignment of contracts
If an Event of Default has occurred and is continuing the Obligors will, upon the Agent’s request, make its best endeavours to have assigned the rights and obligations under contracts pertaining to the Drilling Unit (with members of the Group as well as ultimate charterers) or any of them to one or several parties nominated by the Agent.
Sale of the Drilling Unit
The Obligors will ensure that the Drilling Unit is not sold in whole or in part without prior written notice to the Agent, and in the event of such sale, make such prepayment as provided for in Clause 8.1 (Total Loss or sale).
Investment Restrictions
Subject to Clause 23.15(a) (ii) and (iii) (Dividends Parent) and subject to (b) below, neither the Parent nor its Subsidiaries (other than the Borrower) shall make any investments and acquisitions unless:
after giving effect to any such investment, the Parent and its Subsidiaries are in pro forma ("pro forma" meaning that the calculation of the financial covenants shall take into account any effect of the investment or acquisition

#    53 (53)

Exhibit 10.5 - Part II
EXECUTION VERSION

made) compliance (evidenced by adjusted financial calculations taking into account any effect of the investment or acquisition made) with the Financial Covenants set out in Clause 22 (Financial Covenants) of this Agreement; and
no Default is continuing or would result from the proposed investment and acquisition.
The Borrower shall not make any further investments or acquisitions, except for any capital expenditure or investments related to ordinary upgrade or maintenance work of the Drilling Unit.
Ownership
The Parent shall keep a hundred per cent (100%) ownership (capital and voting rights) of Seadrill Member;
Seadrill Partners and the Parent shall collectively control Seadrill Operating by owning one hundred per cent (100%) of the shares (vote and capital) in Seadrill Operating;
Seadrill Member shall solely continue to be “the Seadrill Member”;
Seadrill Operating shall own directly one hundred per cent (100%) of the shares (votes and capital) of the Borrower;
the Drilling Unit shall be owned by the Borrower.
Corrupt Practices
Each Obligor shall act in compliance with all applicable laws and regulations relating to bribery and corrupt practices and shall use all reasonable endeavours to procure that any person acting on its behalf acts in such manner in the course of acting for it.
Use of proceeds
No proceeds of Loan shall be made available, directly or indirectly, to or for the benefit of a Restricted Party nor shall they be otherwise, directly or indirectly, applied in a manner or for a purpose prohibited by Sanctions.
Parent support
The Parent undertakes to provide the Borrower all technical and commercial support and assistance necessary to ensure an ownership and operation by the Borrower of the Drilling Unit in compliance with the Finance Documents and any Charter Contract .
Accession by any Intra-Group Charterer
The Parent and the Borrower undertakes that to the extent any Intra-Group Charterer is appointed in terms of the Drilling Unit, such Intra-Group Charterer shall accede to this Agreement as Guarantor, with all related Security Documents being provided in respect of such Intra-Group Charterer.
Sanctions
Each Obligor shall ensure that none of their, nor any of their Subsidiaries’, respective directors, officers, employees, agents or representatives or any other persons acting on any of their behalf, is a person listed on any Sanctions List and in the event of non-compliance, the Borrower shall prepay in accordance with Clause 8.3 (Sanctions).
DRILLING UNIT COVENANTS
The Obligors give the undertakings set out in this Clause 24 to each Finance Party and such undertakings shall remain in force throughout the Security Period.

#    54 (54)

Exhibit 10.5 - Part II
EXECUTION VERSION

Minimum Market Value
The Obligors will procure that the Market Value of the Drilling Unit is at least one hundred and twenty five per cent (125%) of the sum of the Loans from the Closing Date and up until the Final Maturity Date.
Market Valuation of the Drilling Unit
The Borrower shall (at its own expense) (i) arrange for the Market Value of the Drilling Unit to be determined and valued for the purpose of every Compliance Certificate to be delivered to the Agent pursuant to Clause 21.2 (Compliance Certificate) for the financial quarters ending 30 June and 31 December each year and (ii), if an Event of Default has occurred and is continuing, upon the Agent’s request, arrange for the Market Value of the Drilling Unit to be determined.
Insurance
Each Obligor shall maintain or ensure that the Drilling Unit is insured against such risks, including the following risks; Hull and Machinery, Protection & Indemnity (including an adequate club cover for pollution liability as normally adopted by the industry for similar drilling units), Hull Interest and/or Freight Interest and War Risk (including piracy, terrorism and confiscation) insurances, in such amounts and currencies, on such terms (always applying Norwegian law and including the terms of the Nordic Marine Insurance Plan of 2013, (as amended from time to time)) and with such insurers (and re-insurers, if relevant) and placed through insurance brokers as the Agent shall approve as appropriate for an internationally reputable major drilling contractor. If any insurances are placed through captive vehicles, the Borrower needs to ensure that proper cut-through clauses are provided and that the Agent (on behalf of the Finance Parties) is granted an assignment over an re-insurances.
The insured value of the Drilling Unit shall at all times be at least equal to or higher than the Market Value of that Drilling Unit. The Hull and Machinery as combined with Hull Interest and Freight Interest and for War Risks shall at all times be at least equal to one hundred and twenty per cent (120.00%) of the Total Commitments.
The value of the Hull and Machinery insurance for the Drilling Unit shall cover at least eighty per cent (80.00%) of the Market Value of the Drilling Unit and shall at all times be at least equal to the Total Commitments.
The Borrower shall procure that the Agent (on behalf of the Finance Parties) is noted as first priority mortgagee and sole loss payee in the insurance contracts, together with the confirmation from the underwriters to the Agent that the notice of assignment with regards to the Insurances and the loss payable clauses (with a monetary threshold of USD twenty five million (25,000,000)) are noted in the insurance contracts and that standard letters of undertaking confirming this are executed by the insurers, always provided that the evidence thereof is in form and substance satisfactory to the Agent (on behalf of the Finance Parties). The Borrower shall provide the Agent with details of terms and conditions of the insurances and break down of insurers.
Not later than seven (7) days prior to the expiry date of the relevant Insurances, the Borrower shall procure the delivery to the Agent of a certificate from the insurance broker(s) or the Insurers, confirming that the Insurances referred to in paragraph a) have been renewed and taken out in respect of the Drilling Unit with insured values as required by paragraph b), that such Insurances are in full force and effect and that the Agent (on behalf of the Finance Parties) have been noted as first priority mortgagee by the relevant insurers.
The Agent may effect, at the Lenders’ expense and for the exclusive benefit of the Lenders, mortgagees’ interest insurance on such terms as the Agent may approve.
The Agent may, and if so directed by the Required Lenders shall, at the Borrower's expense and for the exclusive benefit of the Lenders, when the Drilling Unit is or may be located in an Area (as defined herein), insurance policies such as mortgagees’ additional perils and pollution insurance on such terms as the Agent may approve. The Borrower will notify the Agent in writing prior to a Drilling Unit entering an Area (as defined herein). The term “Area” will

#    55 (55)

Exhibit 10.5 - Part II
EXECUTION VERSION

mean the territorial waters of the United States of America or the Exclusive Economic Zone (as defined in the US Oil Pollution Act, 1990) or the territorial waters of any other jurisdiction having (in the Agent’s reasonable opinion) similar or comparable pollution or environmental protection legislation specified from time to time by the Agent to the Borrower.
If any of the Insurances referred to in paragraph (a) form part of a fleet cover, the Borrower shall procure that the insurers shall undertake to the Agent that they shall neither set-off against any claims in respect of the Drilling Unit any premiums due in respect of other drilling units under such fleet cover or any premiums due for other insurances, nor cancel this Insurance for reason of non-payment of premiums for other drilling units or vessels under such fleet cover or of premiums for such other insurances, and shall undertake to issue a separate policy in respect of the Drilling Unit if and when so requested by the Agent.
The Borrower shall procure that the Drilling Unit is always employed in conformity with the terms of the instruments of Insurances (including any warranties expressed or implied therein) and comply with such requirements as to extra premium or otherwise as the insurers may prescribe.
The Borrower will procure that no material changes are made to the Insurances described under paragraph (a) and (b) above without the prior written consent of the Agent (on behalf of the Lenders).
Each of the Insurances (including any structure relating to any captive vehicle, if relevant) shall be reviewed, at the cost of the Borrower, by the Lender’s insurance advisor on an annual basis on each date on which the Insurances are due for renewal, if so required by the Agent.
Alteration to the Drilling Unit
The Borrower shall ensure that the Drilling Unit is not materially altered except as necessary in the ordinary course of business and upon prior written notice to the Agent, and then only if and to the extent such alternation is carried out in accordance with the terms of the contractual obligations pertaining to the Drilling Unit existing at the Closing Date.
Conditions of the Drilling Unit
Each Obligor shall ensure that the Drilling Unit is maintained and preserved in good working order and repair and operated in accordance with good internationally recognized standards, complying with the ISM Code and the ISPS Code (to the extent applicable, and if not applicable, to conduct its affairs in accordance with prudent industry practices) and all other marine safety and other regulations and requirements from time to time applicable to rigs registered in the relevant Ship Registry under the relevant flag and applicable to rigs trading in any jurisdiction in which the Drilling Unit may operate from time to time.
Trading, Classification and repairs
The Obligors shall keep or shall procure that:
the Drilling Unit is kept in a good, safe and efficient condition and state of repair consistent with prudent ownership and management practice;
that the Drilling Unit maintains its class at the highest level with Det Norske Veritas, Lloyd’s Register, American Bureau of Shipping or another classification society approved by the Required Majority, free of any overdue recommendations and qualifications;
they comply with the laws, regulations (statutory or otherwise), constitutional documents, sanction regimes and international conventions applicable to the classification society, the Ship Registry, the Obligors (ownership,

#    56 (56)

Exhibit 10.5 - Part II
EXECUTION VERSION

operation, management and business) and to the Drilling Unit in any jurisdiction in which the Drilling Unit or the Obligors may operate from time to time;

(d)
the Drilling Unit does not enter the territorial waters (12 mile limit) of the United States of America unless (i) it is an emergency situation, (ii) if no Event of Default has occurred and is continuing, upon obtaining the prior written consent from the Agent, or (iii) if an Event of Default has occurred and is continuing, upon obtaining the prior written consent of the Lenders; and

they provide the Agent of evidence of such compliance upon request from the Agent.
Notification of certain events relating to the Drilling Unit
The Obligors shall immediately notify the Agent of:
any accident to the Drilling Unit involving repairs where the costs will or are likely to exceed USD twenty five million (25,000,000) (or the equivalent amount in any other currency);
any requirement or recommendation made by any insurer or classification society or by any competent authority which is not, or cannot be, immediately complied with;
any exercise or purported exercise of any capture, seizure, arrest or lien on any of the assets secured by the Security Documents; and
any occurrence as a result of which the Drilling Unit has become or is, by the passing of time or otherwise, likely to become a Total Loss.
Operation of the Drilling Unit
Each Obligor shall comply, and procure that any charter and manager complies in all material respects with all Environmental Laws and all other laws or regulations relating to the Drilling Unit, its ownership, operation and management or to the business of the Obligors and shall not employ the Drilling Unit nor allow its employment:
in any manner contrary to law or regulation in any relevant jurisdiction, including but not limited to laws, regulations and executive orders relation to the U.S. economic embargoes of countries, entities or individuals as administrated by the Treasury Department, Office of Foreign Assets Control; and
in the event of hostilities in any part of the world (whether war is declared or not), in any zone which is declared a war zone by any government or by the war risk insurers of the Drilling Unit unless the Borrower has (at its expense) effected any special, additional or modified insurance cover which shall be necessary or customary for good ship owners trading drilling units within the territorial waters of such country at such time and has provided evidence of such cover to the Agent.
ISM Code, ISPS Code etc.
The Borrower shall, and shall procure that any charter and/or manager comply with the ISM Code, ISPS Code, Marpol and any other international maritime safety regulation relevant to the operation and maintenance of the Drilling Unit and provides copies of certificates evidencing such compliance to the Agent upon written request thereof.
Inspections and class records
The Obligors shall permit, and shall procure that any charterers and/or managers permit, one person appointed by the Agent to inspect, upon the Agent giving prior written notice, the Drilling Unit once a year, as long as such inspection does not interfere with the operation of the Drilling Unit. The costs of such inspection shall be for the

#    57 (57)

Exhibit 10.5 - Part II
EXECUTION VERSION

account of the Lenders unless an Event of Default has occurred and is continuing, in which case it shall be for the account of the Borrower.
The Borrower shall instruct the classification society to send to the Agent, following a written request from the Agent, copies of all class records held by the classification society in relation to the Drilling Unit.
Surveys
The Borrower shall submit to or cause the Drilling Unit to be submitted to such periodic or other surveys as may be required for classification purposes and to ensure full compliance with regulations of the Ship Registry of the Drilling Unit and if consented to by the Agent pursuant to Clause 24.14 (Ship Registry, name and flag) such parallel Ship Registry of the Drilling Unit.
Arrest
The Obligors shall promptly pay and discharge:
all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against any of the Security Interests each Security Document creates or purports to create;
all tolls, taxes, dues, fines, penalties and other amounts charged in respect of any of the Security Interests each Security Document creates or purports to create; and
all other outgoings whatsoever in respect of any of the Security Interests each Security Document creates or purports to create, and forthwith upon receiving a notice of arrest of any of the Drilling Unit, or their detention in exercise or purported exercise of any lien or claim, the Borrower shall procure its release by providing bail or providing the provision of security or otherwise as the circumstances may require.
Total Loss
In the event that the Drilling Unit shall suffer a Total Loss, the Obligors shall as soon as possible and in any event within ninety (90) days after the Total Loss Date, obtain and present to the Agent, a written confirmation from the relevant insurers that the claim relating to the Total Loss has been accepted in full, and the insurance proceeds shall be paid to the Agent for application in accordance with Clause 8.1 (Total Loss or sale).
Ship Registry, name and flag
The Borrower shall:
procure that the Drilling Unit is registered in the name of the Borrower in the relevant Ship Registry; and
not change ship registry, name or flag of the Drilling Unit or parallel register the Drilling Unit in any ship registry without the prior written consent of the Agent (on behalf of the Required Majority) (such consent not to be unreasonably withheld or delayed). If such change would be to a ship registry, flag, or parallel register other than any Ship Registry, then such change is subject to the prior written consent of the Lenders.
Management
A company being a wholly owned Subsidiary of the Parent shall continue to perform management services in respect of the Drilling Unit and neither a material change nor any other adverse change (having an adverse effect on the Finance Parties’ rights and/or obligations under the Finance Documents) to such existing management shall be made without the prior written consent of the Agent (not to be unreasonably withheld or delayed).

#    58 (58)

Exhibit 10.5 - Part II
EXECUTION VERSION

EVENTS OF DEFAULT
Each of the events or circumstances set out in this Clause 25 (except for clause 25.16) is an Event of Default.
Non-payment
Any of the Obligors does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:
its failure to pay is caused by administrative or technical error affecting the transfer of funds despite timely payment instructions by the Obligor; and
payment is made within three (3) Business Days of its due date.
Financial Covenants and Insurance
Any requirement in Clause 22 (Financial Covenants) and/or Clause 24.3 (Insurance) is not satisfied.
Other obligations
Any of the Obligors does not comply with any provision of the Finance Documents (other than those referred to in Clause 25.1 (Non-payment) and Clause 25.2 (Financial Covenants and Insurance)).
No Event of Default under (a) above will occur if the failure to comply is (in the reasonable opinion of the Agent) capable of remedy and is remedied within thirty (30) calendar days of the earlier of the Agent giving notice to the Borrower or the Borrower becoming aware of the failure to comply.
Misrepresentations
Any representation, warranty or statement made or deemed to be made by any of the Obligors in the Finance Documents or any other document delivered by or on behalf of the Obligors under or in connection with any of the Finance Documents is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.
Cross default
Any Financial Indebtedness of any Obligor or any other member of the Group is not paid when due nor within any originally applicable grace period;
any Financial Indebtedness of any Obligor or any other member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described);
any commitment for any Financial Indebtedness of any Obligor or any other member of the Group is cancelled or suspended by a creditor of any Obligor or other member of the Group as a result of an event of default (however described); or
any creditor of any Obligor or any other member of the Group is entitled to declare any Financial Indebtedness of any Obligor or any other member of the Group due and payable prior to its specified maturity as a result of an event of default (however described), in circumstances where the aggregate amount of all such Financial Indebtedness referred to in all or any of sub-clauses (a) to (d) is USD twenty five million (25,000,000) or more.
Insolvency

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Exhibit 10.5 - Part II
EXECUTION VERSION

Any of the Obligors or any other Material Subsidiary is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.
The value of the assets of any of the Obligors or any other Material Subsidiary is less than its liabilities (taking into account contingent and prospective liabilities).
A moratorium is declared in respect of any indebtedness of any of the Obligors or any other Material Subsidiary.
Insolvency proceedings
Any corporate action, legal proceedings or other procedure or step is taken in relation to:
the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme or arrangement or otherwise of any Obligor or any other Material Subsidiary;
an order of a competent court or an event analogous thereto, including without limitations a court order of commencement of rehabilitation proceedings (Chapter 11 in the US and similar provisions) is made or any effective resolution passed with a view to the bankruptcy, commencement of composition proceedings, debt negotiations, liquidation, winding-up, rehabilitation or similar event of an Obligor or any Material Subsidiaries;
a composition, compromise, assignment or arrangement with any creditor of any Obligor or any other Material Subsidiary;
the appointment of a liquidator, receiver, administrative receiver, administrator or other similar officer in respect of any Obligor or any other Material Subsidiary; or
enforcement of any Security Interest over any assets of any Obligor or any other Material Subsidiary.
Creditor’s process
Any maritime lien or other lien (not being a Permitted Encumbrances), expropriation, injunction restraint, arrest attachment, sequestration, distress or execution affects any asset secured by the Security Documents or undertakings, property, assets, rights or revenues (not secured by the Security Documents) of any Obligor and is not discharged within thirty (30) days after any Obligor becoming aware of the same unless the Finance Parties have been provided with additional security in such form and substance and for such amounts as the Finance Parties may require.
Unlawfulness and invalidity
It is or becomes unlawful or impossible for any Obligor and/or any of the other parties to any of the Security Documents to perform any of their respective obligations under the Finance Documents or for the Agent exercise any right or power vested to it under the Finance Documents.
Cessation of business
Any Obligor (whether by one or a series of transactions) suspends, changes or ceases to carry on (or threatens to suspend, change or cease to carry on) all or a material part of its business.
Material adverse change
Any event or condition or circumstance or series of events or conditions or circumstances occur which, in the reasonable opinion of the Required Majority, has or may have a Material Adverse Effect.
Authorisation and consents

#    60 (60)

Exhibit 10.5 - Part II
EXECUTION VERSION

Any authorisation, licence, consent, permission or approval required in connection with the entering into, validity, enforcement, completion or performance of any of the Finance Documents or any transactions contemplated thereby is revoked, terminated or modified or otherwise cease to be in full force and effect.
Loss of Property
Any substantial part of an Obligor’s and/or of a Material Subsidiary’s business or assets is destroyed, abandoned, seized, appropriated or forfeited or the authority or ability of any member of the Group to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to any member of the Group or any of its assets which in the opinion of the Agent or the Required Majority has or could reasonably be expected to have, if adversely determined, a Material Adverse Effect.
Litigation
There is current, pending or threatened any claims, litigation, arbitration or administrative proceedings against any Obligor which in the opinion of the Agent or the Required Majority has or could reasonably be expected to have, if adversely determined, a Material Adverse Effect.
Failure to comply with final judgment
Any of the Obligors fails within five (5) Business Days after becoming obliged to do so to comply with or pay any sum in an amount exceeding USD 20,000,000 (or the equivalent in any other currencies) due from it under any final judgement or any final order (being one against which there is no right of appeal or if a right of appeal exists the time limit for making such appeal has expired and no appeal has been dismissed) made or given by any court of competent jurisdiction, provided, however, that such event shall not be deemed to constitute an Event of Default if the Obligor is entitled to insurance cover for the whole of such sum and the relevant insurers have confirmed liability and undertaken to make payment of the whole of such sum in writing to the person(s) entitled to payment and it is likely (in the reasonable opinion of the Required Majority) that the insurers will be able to make such payment within sixty (60) days.
Acceleration
Upon the occurrence of an Event of Default which is continuing, the Agent may, and shall if so directed by the Required Majority, by written notice to the Borrower:
cancel the Total Commitments whereupon they shall immediately be cancelled;
declare that all or part of the Loan together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents, be either immediately due and payable and/or payable upon demand, whereupon they shall become either immediately due and payable or payable on demand;
start enforcement in respect of the Security Interests established by the Security Documents; and/or without prejudice to any of the other rights of the Lenders take any other action, with or without notice to the Borrower, exercise any other right or pursue any other remedy conferred upon the Agent or the Finance Parties by any of the Finance Documents or by any applicable law or regulation or otherwise as a consequence of such Event of Default.
CHANGES TO THE PARTIES
No assignment by the Obligors
None of the Obligors may assign or transfer or cause or permit to be assumed any part of, or any interest in, its rights and/or obligations under the Finance Documents.

#    61 (61)

Exhibit 10.5 - Part II
EXECUTION VERSION

Assignments and transfers by the Lenders
A Lender (the “Existing Lender”) may, at any time assign, transfer or have assumed its rights or obligations under the Finance Documents (a “Transfer”), to:
another Existing Lender, an Affiliate of an Existing Lender;
another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (a “New Lender”), subject to consent of the Borrower and the Agent (such consents not to be unreasonably withheld or delayed and which shall be deemed to have been given fifteen (15) Business Days after being sought unless expressly refused within that period);
regardless of (b) above, to any New Lender (as described in (b) above) if (i) an Event of Default has occurred and is continuing or (ii) to the extent that such transfer or assignment is in connection with the implementation of any securitisation, covered bond program or any similar or equivalent transaction;
in a minimum transfer amount of USD 15,000,000.
Any assignment and transfer made by any of the Lenders shall be made by way of an assignment and transfer, and shall not constitute a novation.
Additional conditions of assignment or transfer
An assignment or transfer will only be effective on the performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.
Assignment or transfer fee
Unless the Agent otherwise agrees and excluding an assignment or transfer to an Affiliate of a Lender, the New Lender shall, on the date upon which an assignment or transfer takes place pay to the Agent (for its own account) a fee of USD three thousand (3,000).
Limitations of responsibility of Existing Lenders
The Obligors’ performance, etc.
Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to the New Lender for:
the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;
the financial condition of the Obligors;
the performance and observance by any of the Obligors of its obligations under the Finance Documents or any other documents; or
the accuracy of any statements (whether written or oral) made in or in connection with the Finance Documents or any other document.
New Lender’s own credit appraisal, etc.
Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

#    62 (62)

Exhibit 10.5 - Part II
EXECUTION VERSION

has made (and will continue to make) its own independent investigation and assessment of the financial condition and affairs of the Obligors and their related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and
will continue to make its own independent appraisal of the creditworthiness of the Obligors and their related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.
Re-transfer to an Existing Lender, etc.
Nothing in any Finance Document obliges an Existing Lender to:
accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 26; or
support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by the Borrower of its obligations under the Finance Documents or otherwise.
Procedure for transfer
Any Transfer shall be effected as follows:
the Existing Lender must notify the Agent of its intention to Transfer all or part of its rights and obligations by delivering a duly completed Transfer Certificate to the Agent duly executed by the Existing Lender and the New Lender;
subject to Clause 26.2 (Assignments and transfers by the Lenders), the Agent shall as soon as reasonably possible after receipt of a Transfer Certificate execute the Transfer Certificate and deliver a copy of the same to each of the Existing Lender and the New Lender; and
subject to Clause 26.2 (Assignments and transfers by the Lenders), the Transfer shall become effective on the Transfer Date.
Effects of the Transfer
On the Transfer Date:
to the extent that in the Transfer Certificate the Existing Lender seeks to transfer its rights and obligations under the Finance Documents, the Obligors and the Existing Lender shall be released from further obligations to one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (the “Discharged Rights and Obligations”), but the existing obligations owed by the Obligors under the Finance Documents shall not be released;
the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as the Obligors and the New Lender have assumed and/or acquired the same instead of the Obligors and the Existing Lender;
the Agent, the New Lender and the other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an original Lender hereunder with the rights and/or obligations acquired or assumed by it as a result of the Transfer and to that extent the Agent and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and
the New Lender shall become a Party as a “Lender”.

#    63 (63)

Exhibit 10.5 - Part II
EXECUTION VERSION

Further assurances
Each of the Obligors undertakes to procure that in relation to any Transfer, each of the Obligors shall (at its own cost) at the request of the Agent execute such documents as may in the discretion of the Agent be necessary to ensure that the New Lender attains the benefit of the Finance Documents.
Disclosure of information
Any Lender may disclose:
to any of its Affiliates, branches, subsidiaries, its parent company, head office or regional office (together the “Permitted Parties”) and a potential assignee, provided that such disclosure to a potential assignee shall, except if an Event of Default has occurred or is occurring, be subject to the prior written approval by the Borrower if such potential assignee is not an Affiliate of any of the Lenders;
to an entity or person (or their agent) with whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to this Agreement or any of the Obligors, provided that such disclosure shall, except if an Event of Default has occurred or is occurring, be subject to the prior written approval by the Borrower unless made to an Affiliate of any of the Lenders;
to auditors or professional advisers or service providers employed in the normal course of a Permitted Party’s business who are under a duty of confidentiality to the Permitted Parties;
to any rating agency, insurer or insurance broker of, or direct or indirect provider of credit protection to any Permitted Party; and
to whom, to the extent that, information is required to be disclosed by (i) any law or applicable court or (ii) any governmental, supervisory or regulatory body with jurisdiction over the Permitted Party, such information about the Obligors and the Finance Documents as that Lender shall consider appropriate.
HEDGING AGREEMENTS
Requirements to Hedging Agreements and payment of hedging liabilities
The Hedging Agreements shall provide that the relevant Hedging Provider shall if so requested by the Agent following the serving of a notice by the Agent in accordance with Clause 25.16 (Acceleration), terminate any transaction entered into under the relevant Hedging Agreement.
Unless and until the date the Agent has served a notice in accordance with Clause 25.16 (Acceleration), no Obligor (and the Parent shall ensure that no member of the Group will) make any payment or distribution in respect of any hedging liability except for scheduled payments arising under the original terms of the relevant Hedging Agreement, or subject to unwinding of transactions thereunder.
If an amount falls due from a Hedge Counterparty to an Obligor on or following an Enforcement Action (as defined in Clause 27.3 (Restrictions on enforcement)) or the termination of any transaction under a Hedging Agreement, that Hedge Counterparty shall pay that amount to the Agent for further application in accordance with Clause 30 (Payment Mechanics).
Hedge Counterparties

#    64 (64)

Exhibit 10.5 - Part II
EXECUTION VERSION

Where this Agreement or any other Finance Document imposes an obligation on a Hedge Counterparty and the relevant Hedge Counterparty is an Affiliate of a Mandated Lead Arranger and is not a party to that document, the relevant Mandated Lead Arranger shall ensure that the obligation is performed by its Affiliate.
No Hedge Counterparty may assign any of its rights, or transfers or novate any of its rights and obligations (as the case may be) under the Finance Documents other than by way of a novation (Nw. overdragelse av rettigheter og forpliktelser) to another Hedge Counterparty.
Restrictions on enforcement
No Hedge Counterparty shall take any Enforcement Actions in relation to a Hedging Agreement unless an Event of Default has occurred and is continuing and the Agent has served a notice in accordance with Clause 25.16 (Acceleration).
Paragraph (a) does not apply to the exercise of any right to terminate or close out any hedging transaction under the Hedging Agreements before its stated maturity if:
the relevant Borrower has not paid when due or within any applicable grace period an amount of any hedging liability; or
an Event of Default pursuant to Clause 25.7 (Insolvency proceedings) has occurred and has not been remedied or waived within thirty (30) days of commencement.
The term “Enforcement Action” shall in this Clause 27 mean any action described in Clause 25.16 (Acceleration), the declaration of an early termination date (howsoever described in a Hedging Agreement) resulting from an event of default (howsoever described in a Hedging Agreement) (an “Early Termination Date”) under any Hedging Agreement or demand for payment of all or part of any amount which would become payable following an Early Termination Date.
ROLE OF THE AGENT
Appointment and authorisation of the Agent
Each Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents (including, but not limited to, the Security Documents).
Each Finance Party authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.
Duties of the Agent
The Agent shall not have any duties or responsibilities except those expressly set forth in the Finance Documents, and the Agent’s duties under the Finance Documents are solely mechanical and administrative in nature. The Agent shall:
promptly forward to a Party the original or a copy of any document which is delivered to it in its capacity as Agent for the attention of that Party by another Party;
supply the other Finance Parties with all material information which the Agent, in its capacity as Agent, receives from the Obligors;
if it receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance is a Default, promptly notify the Finance Parties; and

#    65 (65)

Exhibit 10.5 - Part II
EXECUTION VERSION

if the Agent is aware of any non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent) it shall promptly notify the other Finance Parties.
The Agent further agrees to act as security agent on behalf of the Lenders under and in connection with the Security Documents, hereunder in connection with the signing, execution and enforcement of the Security Documents.
Relationship - Agent
The relationship between the Agent and the other Finance Parties is that of agent and principal only. Nothing in this Agreement shall be construed as to constitute the Agent or the Finance Parties as trustee or fiduciary or a trust for any other person, and neither the Agent nor the Finance Parties shall be bound to account to any Finance Party for any sum or the profit element of any sum received by it for its own account.
Business with the Obligors
The Agent may accept deposits from, lend money to and generally engage in any kind of banking or other business with the Obligors.
Rights and discretions of the Agent
The Agent may rely on:
any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and
any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.
The Agent may assume (unless it has received notice to the contrary in its capacity as Agent for the Lenders) that:
no Event of Default has occurred (unless it has actual knowledge of an Event of Default under Clause 25.1 (Non-payment)); and
any right, power, authority or discretion vested in any Party or the Required Majority has not been exercised.
The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.
The Agent may act in relation to the Finance Documents through its personnel and agents.
The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.
Without prejudice to the generality of paragraph (e) above, the Agent:
may disclose; and
on the written request of the Parent or the Required Majority, shall, as soon as reasonably practicable, disclose, the identity of a Defaulting Lender to the Parent and to the other Finance Parties.
Notwithstanding any other provision of any Finance Document to the contrary, the Agent is not obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of duty of confidentiality or render it liable to any person.

#    66 (66)

Exhibit 10.5 - Part II
EXECUTION VERSION

Required Majority’ instructions
Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Required Majority (or, if so instructed by the Required Majority, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts in accordance with an instruction of the Required Majority.
Unless a contrary indication appears in a Finance Document, any instructions given by the Required Majority will be binding on all the Finance Parties.
The Agent may refrain from acting in accordance with the instructions of the Required Majority (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.
In the absence of instructions from the Required Majority (or, if appropriate, the Lenders) the Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.
The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.
For so long as a Defaulting Lender has an Available Commitment, in ascertaining:

(i)	the Required Majority; or

(ii)	whether:

(A)	any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments under the relevant Facility; or

(B)	the agreement of any specified group of Lenders,
has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents, that Defaulting Lender's Commitment under the relevant Facility will be reduced by the amount of its Available Commitments under the relevant Facility and, to the extent that that reduction results in that Defaulting Lender's Total Commitments being zero, that Defaulting Lender shall be deemed not to be a Lender for the purposes of paragraphs (i) and (ii) above.
For the purposes of this Clause 28.6 the Agent may assume that the following Lenders are Defaulting Lenders:

(i)	any Lender which has notified the Agent that it has become a Defaulting Lender;

(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of "Defaulting Lender" has occurred, unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.
Responsibility for documentation
The Agent:

#    67 (67)

Exhibit 10.5 - Part II
EXECUTION VERSION

is not responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent on behalf of a Party, the Obligors or any other person in or in connection with any Finance Document; and
is not responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made in anticipation of or in connection with any Finance Document.
Exclusion of liability
Without limiting paragraph (b) below, the Agent will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.
No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee and agent of the Agent may rely on this Clause 27.
The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.
Nothing in this Agreement shall oblige the Agent to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent.
Lenders’ indemnity to the Agent
Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then reduced to zero, to its share of the Total Commitments immediately prior to their reduction to zero), indemnify the Agent, within three (3) Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by the Borrower pursuant to a Finance Document).
Resignation of the Agent
The Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Borrower.
Alternatively the Agent may, upon prior written consent of the Borrower, such consent not to be unreasonably withheld, resign by giving notice to the other Finance Parties and the Borrower in which case the Required Majority (after consultation with the Borrower) may appoint a successor agent.
If the Required Majority have not appointed a successor agent in accordance with paragraph b) above within thirty (30) days after notice of resignation was given, the Agent (after consultation with the Borrower) may appoint a successor agent.
The retiring Agent shall, at its own cost, make available to the successor agent such documents and records and provide such assistance as the successor agent may reasonably request for the purposes of performing its functions as agent under the Finance Documents.

#    68 (68)

Exhibit 10.5 - Part II
EXECUTION VERSION

The Agent’s resignation notice shall only take effect upon appointment of a successor.
Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 27. Each successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.
After consultation with the Borrower the Required Majority may, by notice to the Agent, require it to resign in accordance with paragraph b) above. In this event, the Agent shall resign in accordance with paragraph b) above.
The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (c) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:
the Agent fails to respond to a request under Clause 13.4 (FATCA Information) and a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;
the information supplied by the Agent pursuant to Clause 13.4 (FATCA Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or
the Agent notifies the Borrower and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date, and (in each case) a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and that Lender, by notice to the Agent, requires it to resign.
Confidentiality
In acting as agent for the Finance Parties the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.
If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.
Credit appraisal by the Lenders
Without affecting the responsibility of the Obligors for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document, including (without limitation):
the financial condition, status and nature of the Obligors;
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and
whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents

#    69 (69)

Exhibit 10.5 - Part II
EXECUTION VERSION

or any other agreement, arrangement or document, entered into, made or executed in anticipation of, under or in connection with any Finance Document.
Conduct of business of the Finance Parties
No provision of this Agreement will:
interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;
oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or to the extent, order or manner of any claim; or
oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.
SHARING AMONG THE FINANCE PARTIES
Payment to Finance Parties
If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from any of the Obligors other than in accordance with Clause 30 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:
the Recovering Finance Party shall promptly, within three (3) Business Days, notify details of the receipt or recovery to the Agent;
the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received by or made by the Agent and distributed in accordance with Clause 30 (Payment mechanics), without taking account of Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and
the Recovering Finance Party shall, within three (3) Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 30.5 (Partial payments).
Redistribution of payments
The Agent shall treat the Sharing Payment as if it had been paid by any of the Obligors, as the case may be, and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 30.5 (Partial payments).
Recovering Finance Party’s rights
On a distribution by the Agent under Clause 29.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.
If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the Borrower shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.
Reversal of redistribution
If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

#    70 (70)

Exhibit 10.5 - Part II
EXECUTION VERSION

each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 29.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and
that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the Borrower will be liable to the reimbursing Finance Party for the amount so reimbursed.
Exceptions
This Clause 29 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause 29, have a valid and enforceable claim against the relevant Obligor.
A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal proceedings, if:
it notified that other Finance Party of the legal proceedings; and
that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did do so as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.
PAYMENT MECHANICS
Payments to the Agent
All payments by the Obligors or a Lender under the Finance Documents, including but not limited to repayments, interests, guarantee premiums and fees, shall be made:
to the Agent to its account with such office or bank as the Agent may from time to time designate in writing to the relevant Obligor or a Lender for this purpose; and
for value on the due date at such times and in such funds as the Agent may specify to the Party concerned as being customary at the time for settlement of transactions in the relevant currency in the place of payment.
Distributions by the Agent
Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 30.3 (Distributions to the Borrower) and 30.4 (Clawback), be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement, to such account as that Party may notify to the Agent by not less than five (5) Business Days’ notice.
Distributions to the Borrower
The Agent may (with the consent of the Borrower or in accordance with Clause 31 (Set-off)), apply any amount received by it for the Obligors in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Obligors under the Finance Documents or in or towards purchase of any amount of currency to be so applied.
Clawback
Where a sum is to be paid to the Agent under the Finance Documents for distribution to another Party, the Agent is not obliged to pay that sum to that other Party until it has been able to establish to its satisfaction that it has actually received that sum.

#    71 (71)

Exhibit 10.5 - Part II
EXECUTION VERSION

If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount was paid by the Agent shall on demand refund the same amount to the Agent, together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.
Partial payments
If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of the Obligor under the Finance Documents in the following order:
firstly, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent under the Finance Documents (save for fees, costs and expenses under the Secured Hedging Agreements);
secondly, in or towards payment pro rata of any accrued interest (including default interest), fees or commissions due but unpaid under this Agreement;
thirdly, in or towards payment pro rata of any principal due but unpaid and indemnification due but unpaid under this Agreement;
fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents (except for under the Secured Hedging Agreements); and
fifthly, in or towards payment pro rata of any sum due but unpaid under the Secured Hedging Agreements.
Application following an Event of Default
Following an Event of Default, all monies received by the Agent shall be applied in the following order:
firstly, in respect of all costs and expenses whatsoever incurred by the Agent in connection with or incidental to the enforcement of any Finance Document (save for fees, costs and expenses under the Secured Hedging Agreements);
secondly, in or towards payment pro rata of any other unpaid fees, costs and expenses of the Agent under the Finance Documents (save for fees, costs and expenses under the Secured Hedging Agreements;
thirdly, in or towards satisfaction of all prior claims (being any claims, liabilities or debts owed or taking priority in respect of such proceeds over the Security Interests constituted by the Security Documents) secured in the Finance Parties’ secured assets;
fourthly, in or towards payment pro rata of any accrued interest (including default interest), fee or commission due but unpaid under this Agreement;
fifthly, in or towards payment pro rata of any principal due but unpaid and indemnification due but unpaid under this Agreement;
sixthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents (except for under the Secured Hedging Agreements);
s, in or towards payment pro rata of any sum due but unpaid under the Secured Hedging Agreements; and
finally, the balance (if any) to the Borrower or to its order.
No set-off by the Obligors

#    72 (72)

Exhibit 10.5 - Part II
EXECUTION VERSION

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.
Payment on non-Business Days
Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).
During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.
Currency of account
The Obligors shall pay:
any amount payable under this Agreement, except as otherwise provided for herein, in USD; and
all payments of costs and Taxes in the currency in which the same were incurred.
Exclusion of liability
The Lenders shall not be liable for any failure to perform the whole or any part of this Agreement resulting directly or indirectly from action of any government or governmental or local authority, or any general strike, lockout, boycott and blockade affecting any of the Lenders or their employees.
SET-OFF
A Finance Party may, to the extent permitted by applicable law, set off any matured obligation due from any Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any credit balance on any account that Obligor has with that Finance Party or against any other obligations owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.
NOTICES
Communication in writing
Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by telefax, e-mail or letter. Any such notice or communication addressed as provided in Clause 32.2 (Addresses) will be deemed to be given or made as follows:
if by letter, when delivered at the address of the relevant Party;
if by e-mail, when received
however, a notice given in accordance with the above but received on a day which is not a Business Day or after 16:00 hours in the place of receipt will only be deemed to be given at 9:00 hours on the next Business Day in that place.
Addresses
Any communication or document to be made under or in connection with the Finance Documents shall be made or delivered to the address and telefax number of each Party and marked for the attention of the department or persons set out below and, in case of any Lender or any New Lender to the address notified to the Agent:

#    73 (73)

Exhibit 10.5 - Part II
EXECUTION VERSION

If to the Agent:        DNB Bank ASA
Dronning Eufemias gate 30,
0191 Oslo,
Norway

Attn.: Credit Middle Office and Agency
Tel no. + 47 48014249
Fax no. + 47 24050401
Email: anne-lise.iversen@dnb.no

and specifically relating to insurance matter with a pdf. copy to depot.corporate.insurance@dnb.no

If to the Borrower:        Seadrill Polaris Ltd.
c/o Seadrill Management Ltd.
2nd Floor Building 11
Chiswick Business Park
566 Chiswick High Road
London W4 5YS
United Kingdom
Att: Jonas Ytreland

Tel: +44 (0)20 8811 4700
Fax: +44 (0)20 8811 4701
Email: jonas.ytreland@seadrill.com

or any substitute address and/or telefax number and/or marked for such other attention as the Party may notify to the Agent (or the Agent may notify the other Parties if a change is made by the Agent) by not less than five (5) Business Days’ prior notice.
Communication with the Obligors
All communication from or to any of the Obligors shall be sent through the Agent and the Agent may direct any information to any of the Obligors by communication to the Borrower.
Language
Communication to be given by one Party to another under the Finance Documents shall be given in the English language or, if not in English and if so required by the Agent, be accompanied by a certified English translation and, in this case, the English translation shall prevail unless the document is a statutory or other official document.
Electronic communication
Any communication to be made between the Agent, a Finance Party and an Obligor under or in connection with the Finance Documents may be made by electronic mail or other electronic means, including by way of publication on recognised web-page to which all Finance Parties have been granted access, if the Agent, the relevant Finance Party and the relevant Obligor (as the case may be):
agree that, unless and until notified to the contrary, this is to be an accepted form of communication;
notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

#    74 (74)

Exhibit 10.5 - Part II
EXECUTION VERSION

notify each other of any change to their address or any other such information supplied by them.
Any electronic communication made between the Agent, a Lender and an Obligor will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender or an Obligor to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.
For the purpose of the Finance Documents, an electronic communication will be treated as being in writing. Each Party may rely without further inquiry on the senders’ due authorisation in connection with any e-mail messages it receives on behalf of the other Party. Each Party shall also, subject to the terms and conditions of this Agreement, be authorised to communicate by e-mail with any third parties who may be involved in this transaction or affected by the Finance Documents. Each Party confirms that it is aware of the fact that information by way of electronic exchange is transmitted unencrypted over a publicly accessible network, and that it acknowledges all the risks connected therewith (including but not limited to the fact that a bank relation (as such terms is used in the context of Swiss banking secrecy legislation) could be identified).
CALCULATIONS
All sums falling due by way of interest, fees and commissions under the Finance Documents accrue from day-to-day and shall be calculated on the basis of the actual number of days elapsed and a calendar year of 360 days. The calculations made by the Agent of any interest rate or any amount payable pursuant to this Agreement shall be conclusive and binding upon the Borrower in the absence of any manifest error.
MISCELLANEOUS
Partial invalidity
If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provisions under any law of any other jurisdiction will in any way be affected or impaired.
Remedies and waivers
No failure to exercise, nor any delay in exercising on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.
Amendments, consents and waivers
Required consents
Subject to Clause 34.3.2 (Exceptions), any term of the Finance Documents may be amended, consented to or waived only with the written consent of the Required Majority, the Obligors and any such amendment will be binding on all Parties.
The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 34.3.1.
Exceptions
An amendment to or waiver that has the effect of changing or which relates to:
the definition of “Required Majority”;
an extension of the date of any payment of any amount under the Finance Documents;

#    75 (75)

Exhibit 10.5 - Part II
EXECUTION VERSION

a reduction in the Applicable Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;
an increase in or extension of any Lenders’ Commitment;
a term of the Finance Documents which expressly requires the consent of all the Lenders;
a proposed substitution or replacement of any of the Obligors;
Clause 2.2 (Finance parties’ rights and obligations);
release of any Guarantors, any Guarantees provided by the Guarantors pursuant to this Agreement, the Guarantee Obligations or any Security Interest under any Security Document; and/or this Clause 34.3,
shall not be made without the prior written consent of all the Lenders.
The Borrower shall (for its own cost) have the right, in the absence of a Default or Event of Default, to replace any Lender that refuses to consent to certain amendments or waivers of this Agreement which expressly require the consent of such Lender and which have been approved by the Required Majority, with a New Lender(if relevant).
If any Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any of the terms of any Finance Documents (other than an amendment or waiver referred to in letters (a) and (h) above) or another vote required by the Lenders under the terms of this Agreement within 15 Business Days (unless the Borrower and the Agent agree to a longer time period in relation to any request) of that request being made, its Commitment and/or participation shall not be included for the purpose of calculating the Total Commitments or participations under the relevant Facility when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments and/or participations has been obtained to approve that request.
An amendment or waiver which relates to the rights or obligations of the Agent may not be effected without the written consent of the Agent.
Disclosure of information and confidentiality
In addition to the information that may be disclosed by a Lender pursuant to Clause 26.9 (Disclosure of information), each of the Finance Parties may disclose to each other or to their professional advisers any kind of information which the Finance Parties have acquired under or in connection with any Finance Document. The Parties are obliged to keep confidential all information in respect of the terms and conditions of this Agreement. This confidentiality obligation shall not apply to any information which:
is publicised by a Party as required by applicable laws and regulations or the rules of any relevant stock exchange;
has entered the public domain or is publicly known, provided that such information is not made publicly known by the receiving Party of such information; or
was or becomes, as the Party is able to demonstrate by supporting documents, available to such Party on a non-confidential basis prior to the disclosure thereof;
Process Agent
Each Obligor hereby irrevocably:

#    76 (76)

Exhibit 10.5 - Part II
EXECUTION VERSION

appoints Seadrill Offshore AS as its agent for the service of process and/or any other writ, notice, order or judgment in respect of this Agreement and/or the matters arising herefrom and any other Finance Documents governed by the laws of Norway; and
agrees that failure by such process agent to notify the Agent of the process will not invalidate the proceedings concerned.
If any process agent appointed pursuant to this Clause 34.5 (Process Agent) (or any successor thereto) shall cease to exist for any reason where process may be served, the Obligor will forthwith appoint another process agent with an office in Norway where process may be served and will forthwith notify the Agent thereof.
Conflict
In case of conflict between the Security Documents and this Agreement, the provisions of this Agreement shall prevail, provided however that this will not in any way be interpreted or applied to prejudice the legality, validity or enforceability of any Security Document.
Counterparts
Each Finance Document may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.
GOVERNING LAW AND ENFORCEMENT
Governing law
This Agreement shall be governed by Norwegian law.
Jurisdiction
For the benefit of each Finance Party, each of the Obligors agrees that the courts of Oslo, Norway have jurisdiction to settle any dispute arising out of or in connection with the Finance Documents including a dispute regarding the existence, validity or termination of this Agreement, and each of the Obligors accordingly submits to the non-exclusive jurisdiction of the Oslo District Court (Oslo tingrett).
Nothing in this Clause 35.2 shall limit the right of the Finance Parties to commence proceedings against any of the Obligors in any other court of competent jurisdiction. To the extent permitted by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.
* * *

#    77 (77)

Exhibit 10.5 - Part II
EXECUTION VERSION

SIGNATORIES:

The Borrower:

Seadrill Polaris Ltd.
By:
Name:
Title:

The Parent:

Seadrill Limited
By:
Name:
Title:

The Agent, Lender, Mandated Lead Arranger, Coordinator and Bookrunner: DNB Bank ASA By:
Name:
Title:

The Lender, Bookrunner and Mandated Lead Arranger:
Nordea Bank AB, London Branch By: Name: Title: The Lenders and Mandated Lead Arrangers:

#    78 (78)

Exhibit 10.5 - Part II
EXECUTION VERSION

BNP Paribas By: Name: Title:
Deutsche Bank AG Filiale Deutschlandgeschäft By: Name: Title:
ING Belgium SA/NV By: Name: Title:
Norddeutsche Landesbank Girozentrale By: Name: Title:
Skandinaviska Enskilda Banken AB (Publ) By: Name: Title:
Swedbank AB (Publ) By: Name: Title:

#    79 (79)

Exhibit 10.5 - Part II
EXECUTION VERSION

The Lenders: Credit Agricole Corporate and Investment Bank By: Name: Title:

ITF International Transport Finance Suisse AG

By:
Name:
Title:

The Hedge Counterparties
Deutsche Bank AG

By: _________________________________
Name:
Title:

Nordea Bank Finland Plc.

By: _________________________________
Name:
Title:

Schedule 1
LENDERS AND COMMITMENTS

#    80 (80)

Exhibit 10.5 - Part II
EXECUTION VERSION

Name of Lenders:	Title:	Revolving Facility Commitment (B)	Term Loan Commitment (A)	Commitment
Lenders:
1. DNB Bank ASA	Mandated Lead Arranger, Bookrunner, Lender and Agent	USD 15,476190.49	USD 49,523,809.51	USD 65,000,000.00
2. Nordea Bank AB, London Branch	Mandated Lead Arranger, Bookrunner, Lender and Agent	USD 15,476,190.49	USD 49,523,809.51	USD 65,000,000.00
3. BNP Paribas S.A.	Mandated Lead Arranger and Lender	USD 9,523,809.52	USD 30,476,190.46	USD 40,000,000.00
4. Deutsche Bank AG Filiale Deutschlandgeschäft	Mandated Lead Arranger and Lender	USD 9,523,809.52	USD 30,476,190.46	USD 40,000,000.00
5. ING Bank N.V.	Mandated Lead Arranger and Lender	USD 9,523,809.52	USD 30,476,190.46	USD 40,000,000.00
6. Norddeutsche Landesbank Girozentrale	Mandated Lead Arranger and lender	USD 9,523,809.52	USD 30,476,190.46	USD 40,000,000.00
7. Skandinaviska Enskilda Banken AB (Publ)	Mandated Lead Arranger and Lender	USD 9,523,809.52	USD 30,476,190.46	USD 40,000,000.00
8. Swedbank AB (Publ)	Mandated Lead Arranger and Lender	USD 9,523,809.52	USD 30,476,190.46	USD 40,000,000.00
9. Credit Agricole Corporate and Investment Bank	Lender	USD 5,952,380.95	USD 19,047,619.05	USD 25,000,000.00
10. ITF International Transport Finance Suisse AG	Lender	USD 5,952,380.95	USD 19,047,619.05	USD 25,000,000.00
Total Commitments:		USD 100,000,000.00	USD 320,000,000.00	USD 420,000,000.00

Schedule 2
BORROWER AND GUARANTORS

Namer of Guarantors	Registration number (or equivalent, if any) and address	Original Jurisdiction
Seadrill Limited	36832 4th Floor, Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton HM 08	Bermuda

#    81 (81)

Exhibit 10.5 - Part II
EXECUTION VERSION

Name of Borrower	Registration number (or equivalent, if any) and address	Original Jurisdiction
Seadrill Polaris Ltd.	41813 4th Floor, Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton HM 08	Bermuda
SCHEDULE 1
THE DRILLING UNIT

DRILLSHIP Name, type and IMO number	Drilling Unit Owner, Intra-Group Charterer	Charter Contracts (Existing and next contract) Structure, contract date, duration, day rate in USD and options	End-user	Built and Ship Registry	Average Market Value in USD
West Polaris	Drilling Unit Owner : Seadrill Polaris Ltd. (Bermuda)	Existing contract: Day rate: Effective: Expiration: Next contract: N/A	Existing contract: Drilling contract with ExxonMobil Deepwater Rig Ltd.	Built 2018 Panama	MUSD 605 (Clarkson Valuations Limited: MUSD 560-590) (Fearnleys: MUSD 620-650)

#    82 (82)

Exhibit 10.5 - Part II
EXECUTION VERSION

SCHEDULE 2
CONDITIONS PRECEDENT
Part I
(Conditions precedent to the delivery of the first Drawdown Notice) – All previously satisfied, definitions as per the Closing Date

1. Relating to the Borrower

No.	Description	Action	Status
(a)	a notarized copy of its articles of incorporation together with its complete by-laws up to date or other relevant document which verifies its constitution under the laws of Bermuda
(b)
a notarized copy of the resolutions of its board of directors approving the terms of, and the transactions contemplated by, this Agreement and resolving that it executes the aforementioned agreements and the Finance Documents and any other document to which it is a party and authorising specified persons to execute the aforementioned documents on its behalf and to sign and/or despatch necessary documents and notices (including the Drawdown Notices and any Selection Notice)

(c)	a power of attorney for the execution of the Finance Documents
(d)
a notarized copy of the passports of its directors and its authorised representatives together with proof of their address and any other identification or similar document any Lender may reasonably require on the basis of mandatory regulatory laws of the country of such Lender

(e)
any necessary approval, authorizations and consents required by any government or other authority in order for the Borrower to enter into and perform its obligations under any relevant document to which it is a party

(f)	the Compliance Certificate for the Borrower

2. Relating to the Guarantor

#    83 (83)

Exhibit 10.5 - Part II
EXECUTION VERSION

No.	Description	Action	Status
(g)	a notarized copy of its articles of incorporation together with its complete by-laws up to date or other relevant document which verifies its constitution under the laws of Bermuda
(h)
a notarized copy of the resolutions of its board of directors approving the terms of, and the transactions contemplated by this Agreement and resolving that it execute the Finance Documents and any other document to which it is a party and authorising specified persons to execute the aforementioned documents on its behalf and to sign and/or despatch necessary documents and notices

(i)	a power of attorney for the execution of the Finance Documents
(j)
a notarized copy of the passports of its directors and authorised representatives together with proof of their address and any other identification or similar document any Lender may reasonably require on the basis of mandatory regulatory laws of the country of such Lender

(k)
any necessary approval, authorizations and consents required by any government or other authority in order for the Guarantor to enter into and perform its obligations under any relevant document to which it is a party

(l)	the Original Financial Statements and the Compliance Certificate for the Guarantor

3. Relating to the Charter Guarantor

#    84 (84)

Exhibit 10.5 - Part II
EXECUTION VERSION

No.	Description	Action	Status
(m)	a copy of its articles of incorporation together with its complete by-laws up to date or other relevant document which verifies its constitution under the laws of Bermuda
(n)
a copy of the resolutions of its board of directors approving the execution of the the Charter Guarantee and any other document to which it is a party and authorising specified persons to execute the aforementioned documents on its behalf and to sign and/or despatch necessary documents and notices

(o)	a power of attorney for the execution of the Charter Guarantee
(p)
a copy of the passports of its directors and authorised representatives together with proof of their address and any other identification or similar document any Lender may reasonably require on the basis of mandatory regulatory laws of the country of such Lender

(q)
any necessary approval, authorizations and consents required by any government or other authority in order for the Charter Guarantor to enter into and perform its obligations under any relevant document to which it is a party

(r)	the Compliance Certificate for the Charter Guarantor

4. Relating to the Charterer

No.	Description	Action	Status
(s)	a copy of its articles of incorporation together with its complete by-laws up to date or other relevant document which verifies its constitution under the laws of Bermuda
(t)
a copy of the resolutions of its board of directors approving the execution of the Bareboat Charter and any other document to which it is a party and authorising specified persons to execute such documents and transactions on its behalf and to sign and/or despatch necessary documents and notices

(u)	a power of attorney for the execution of the Bareboat Charter
(v)
a copy of the passports of its directors and authorised representatives together with proof of their address and any other identification or similar document any Lender may reasonably require on the basis of mandatory regulatory laws of the country of such Lender

(w)
any necessary approval, authorizations and consents required by any government or other authority in order for the Charterer to enter into and perform its obligations under any relevant document to which it is a party

5. Relating to Ship Finance Management AS

#    85 (85)

Exhibit 10.5 - Part II
EXECUTION VERSION

No.	Description	Action	Status
(x)
Certified copy of its certificate of incorporation evidencing that the signatory accepting the appointment of Ship Finance Management AS as process agent for each of the Obligors under the Finance Documents are valid and binding

6. Relating to the Vessel

#    86 (86)

Exhibit 10.5 - Part II
EXECUTION VERSION

No.	Description	Action	Status
(y)	an appraisal of the Market Value of the Vessel made by the Approved Brokers, such appraisal to be maximum 1 month old
(z)	evidence of the insurances on the Vessel
(aa)	the Insurance Report
(bb)	a copy of classification certificate of the Vessel
(cc)	a transcript from the ship register of Panama evidencing ownership to the Vessel and is free of any liens and encumbrances
(dd)	a copy of the Bareboat Charter
(ee)	a copy of the MODU Safety Certificate of the Vessel
(ff)	evidence of safety management system of the Vessel
(gg)	a copy of any other document related to the Vessel that the Agent (acting on behalf of the Lenders) may reasonably require

#    87 (87)

Exhibit 10.5 - Part II
EXECUTION VERSION

Part II
(Conditions Precedent for the First Utilisation Date) – All previously satisfied, definitions as per the Closing Date
1. Relating to the Borrower

No.	Description	Action	Status
(a)	the Mortgage
a transcript from the ship register of Panama evidencing that the Mortgage is duly registered and that no other encumbrances and liens are registered over the Vessel and registration of the charge with the Companies House of Bermuda, such registration to be completed within four (4) weeks from the first Drawdown Date

(c)	the Bareboat Charter Assignment
notices and acknowledgements of the Bareboat Charter Assignment in respect of i) the Charterer and ii) the Charter Guarantor and registration of the assignment with the Companies House of Bermuda, such registration to be completed within four (4) weeks from the first Drawdown Date

(e)	the General Assignment
notices and acknowledgements of General Assignment in respect i) the Charterer, ii) the Charter Guarantor, iii) insurers, and iv) any other debtor of the Borrower and registration of the assignment with the Companies House of Bermuda, such registration to be completed within four (4) weeks from the first Drawdown Date,

(g)	the Borrower’s Earnings Account Charge
notices and acknowledgements of the Borrower’s Earnings Account Charge and registration of the charges with the Companies House of Bermuda, such registration to be completed within four (4) weeks from the first Drawdown Date

(h)	payment of fees and costs due pursuant to the Agreement
(i)	evidence that the Existing Credit Facility will be repaid upon final closing of the first drawdown under this Agreement
(j)	a letter from the Borrower confirming that that nothing has occurred since 30 June 2012 that might have a Material Adverse Effect
(k)	evidence that MII has been effected

2. Relating to the Guarantor

#    88 (88)

Exhibit 10.5 - Part II
EXECUTION VERSION

2. Relating to the Guarantor

No.	Description	Action	Status
(l)	the Share Charge
execution of notices and acknowledgements, forms of resignation and transfer, power of attorneys, delivery of original share certificates and registration of the pledge with the Companies House of Bermuda, such registration to be completed within four (4) weeks from the first Drawdown Date

3. Relating to the Charterer and the Borrower

No.	Description	Action	Status
(n)	the Charterer’s Earnings Account Charge
notices and acknowledgements of the Borrower’s Earnings Account Charge and registration of the charges with the Companies House of Bermuda, such registration to be completed within four (4) weeks from the first Drawdown Date

4. Legal opinions

No.	Description	Action	Status
(p)	Legal opinion on the law of Bermuda
(q)	Legal opinion on the law of England
(r)	Legal opinion on the law of Panama
(s)	Legal opinion on the law of Norway

SCHEDULE 3
FORM OF REQUESTS

Part I
Form of Utilisation Request

#    89 (89)

Exhibit 10.5 - Part II
EXECUTION VERSION

To:    DNB Bank ASA, as Agent
From:    Seadrill Polaris Ltd.
Date:    [ ]

SEADRILL LIMITED – USD 420,000,000 TERM LOAN AND REVOLVING CREDIT FACILITIES AGREEMENT ORIGINALLY DATED 28 DECEMBER 2012 (THE “AGREEMENT”)

We refer to Clause 5.1 (Delivery of a Utilisation Request) of the Agreement. This is a Utilisation Request with respect to the Drilling Unit. Terms defined in the Agreement shall have the same meaning when used in this Utilisation Request.

(a)	You are hereby irrevocably notified that we wish to make the following advance for the [Term Loan Facility / Revolving Facility]:

(b)	Proposed Utilisation Date: [ ]

(c)	Principal Amount: [ ]

(d)	Interest Period: [ ]

(e)	The proceeds of the Utilisation shall be credited to [●] [insert name and number of account].

(f)
We confirm that, as of the date hereof (i) each condition specified in Clause 4 (Conditions Precedent) of the Agreement is satisfied; (ii) each of the representations and warranties set out in Clause 20 (Representations and warranties) of the Agreement is true and correct; and (iii) no event or circumstances has occurred and is continuing which constitute or may constitute a Default or an Event of Default.

Yours sincerely
for and on behalf of
Seadrill Polaris Ltd.
By: __________________________________
Name:
Title: [authorised officer]

#    90 (90)

Exhibit 10.5 - Part II
EXECUTION VERSION

Part II
Form of Selection Notice
To:    DNB Bank ASA, as Agent
From:    Seadrill Polaris Ltd.
Date:    [ ]

SEADRILL LIMITED – USD 420,000,000 TERM LOAN AND REVOLVING CREDIT FACILITIES AGREEMENT ORIGINALLY DATED 28 DECEMBER 2012 (THE “AGREEMENT”)

1.	We refer to Clause 10.1 (Selection of Interest Periods) of the Agreement. This is a Selection Notice. Terms defined in the Agreement shall have the same meaning when used in this Selection Notice.

2.	We refer to the following Loan[s] with an Interest Period ending on [ ]: [●]

3.	We request that the next Interest Period for the above Loan[s] is [ ].

4.	This Selection Notice is irrevocable.
Yours sincerely
for and on behalf of
Seadrill Polaris Ltd.
By: __________________________________
Name:
Title: [authorised officer]

SCHEDULE 4
FORM OF COMPLIANCE CERTIFICATE
To:    DNB Bank ASA, as Agent
From:    Seadrill Limited
Date:    [•] [To be delivered no later than hundred and eighty (180)/seventy (70) days after each reporting date]

SEADRILL LIMITED – USD 420,000,000 TERM LOAN AND REVOLVING CREDIT FACILITIES AGREEMENT ORIGINALLY DATED 28 DECEMBER 2012 (THE “AGREEMENT”)
We refer to the Agreement. Terms defined in the Agreement shall have the same meaning when used in this Compliance Certificate.
We confirm that as at [●] [insert relevant reporting date]:

1.2	Minimum Liquidity
The Minimum Liquidity of the Group was [ ] while the Minimum Liquidity required is USD 150,000,000.

1.3	Leverage Ratio
The Leverage Ratio of the Group was [ ] while the Leverage Ratio is required not to exceed [4.5:1/ 5.5:1/ 6.0:1].

1.4	Equity Ratio
The Equity Ratio of the Group was [ ] while the minimum Equity Ratio shall be no less than 30%.

1.5	Interest Cover Ratio
The Interest Cover Ratio of the Group was [        ] while the Interest Cover Ratio shall be no less than 2.5:1.

1.6	Current Ratio
The Current Ratio of the Group was [ ] while the Current Ratio shall be minimum 1:1.

1.1	Market Value
The Market Value the Drilling Unit is attached as Appendix 1 hereto while the minimum Market Value shall be equal to or higher than 125% (as applicable) of the sum of the outstanding Loans.

1.2	Insurance
We confirm that the Drilling Unit is insured against such risks and in such amounts as set out in Appendix 2 hereto.

1.3	Cash Distributions from Investments
Cash Distributions from Investments are as set out in Appendix 3 hereto.

1.4	No Default
We confirm that, as of the date hereof (i) each of the representations and warranties set out in Clause 20 (Representations and warranties) of the Agreement is true and correct, and (ii) no event or circumstances has occurred and is continuing which constitute or may constitute a Default and/or an Event of Default.
Yours sincerely
for and on behalf of
the Seadrill Management Ltd.
By: __________________________________
Name:
Title: [authorised officer]

Appendix 1 – Market Value

Drilling Unit	Valuation from [Approved Broker]	Valuation from [Approved Broker]	Average Market Value
West Polaris

Appendix 2 - Insurance

Drilling Unit	Hull & Machinery	Freight Interest	Hull Interest	P&I	War risk	Insured Amount	MAPP
West Polaris

Appendix 3 - Cash Distributions from Investments

#    91 (91)

Exhibit 10.5 - Part II
EXECUTION VERSION

SCHEDULE 5
FORM OF TRANSFER CERTIFICATE
To:    DNB Bank ASA, as Agent
From:    [●] (the “Existing Lender”) and [●] (the “New Lender”)
Date:    [●]
SEADRILL LIMITED – USD 420,000,000 TERM LOAN AND REVOLVING CREDIT FACILITIES AGREEMENT ORIGINALLY DATED 28 DECEMBER 2012 (THE “AGREEMENT”)
We refer to the Agreement. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.
With reference to Clause 26 (Changes to the Parties):

(a)	The Existing Lender, in its capacity as Lender under the Agreement, confirms that it participates with [ ] of the [SPECIFY WHICH FACILITY] being [ ] per cent of the Total Commitments.

(b)
The Existing Lender hereby transfers to the New Lender [    ] per cent of the Total Commitments as specified in the Schedule hereto, and of the equivalent rights and interest in all Finance Documents, and the New Lender hereby accepts such transfer from the Existing Lender in accordance with the terms set out herein and Clause 26 (Changes to the Parties) of the Agreement and assumes the same obligations to the other Finance Parties as it would have been under if it was an original Lender.

(c)	The Transfer Date is [ ].

(d)
The New Lender confirms that it has received a copy of the Agreement, together with such other information as it has required in connection with this transaction. The New Lender expressly acknowledges and agrees to the limitations on the Existing Lender’s responsibility set out in Clause 26.5 (Limitations of responsibility of Existing Lenders) of the Agreement.

(e)
The New Lender hereby undertakes to the Existing Lender and the Borrower that it will perform in accordance with the terms and conditions of the Agreement all those obligations which will be assumed by it upon execution of this Transfer Certificate.

(f)	The address, telefax number and attention details for notices, as well as the account details of the New Lender, are set out in the Schedule.

(g)	This Transfer Certificate is governed by Norwegian law, with Oslo District Court (Oslo tingrett) as legal venue.
The Schedule
Commitments/rights and obligations to be transferred
I    Existing Lender:    [ ]
II    New Lender:        [ ]
III    Specify which Facility: [ ]
III    Total Commitments of Existing Lender:    USD [ ]

#    92 (92)

Exhibit 10.5 - Part II
EXECUTION VERSION

IV    Aggregate amount transferred:        USD [ ]
V    Total Commitments of New Lender:    USD [ ]
VI    Transfer Date:    [ ]
Administrative Details / Payment Instructions of New Lender
Notices to New Lender:
[ ]
[ ]
Att:        [ ]
Telefax no:     + [ ]
[Insert relevant office address, telefax number and attention details for notices and payments to the New Lender.]
Account details of New Lender: [Insert relevant account details of the New Lender.]
Existing Lender:                New Lender:
[•]                        [•]
By: __________________________________    By: ________________________________
Name:                        Name:
Title:                        Title:
This Transfer Certificate is accepted and agreed by the Agent and the Transfer Date is confirmed as [].
Agent:

DNB Bank ASA

By: __________________________________
Name:
SCHEDULE 6
REPAYMENTS
Scheduled Repayments of the Term Loan Facility

Repayment No.	Loan Amount	Scheduled Repayments	Repayment No.	Loan Amount	Scheduled Repayment
	320,000,000
1	317,000,000	3,000,000	31	227,000,000	3,000,000
2	314,000,000	3,000,000	32	224,000,000	3,000,000
3	311,000,000	3,000,000	33	221,000,000	3,000,000
4	308,000,000	3,000,000	34	218,000,000	3,000,000
5	305,000,000	3,000,000	35	215,000,000	3,000,000
6	302,000,000	3,000,000	36	212,000,000	3,000,000
7	299,000,000	3,000,000	37	209,000,000	3,000,000
8	296,000,000	3,000,000	38	206,000,000	3,000,000
9	293,000,000	3,000,000	39	203,000,000	3,000,000
10	290,000,000	3,000,000	40	200,000,000	3,000,000
11	287,000,000	3,000,000	41	197,000,000	3,000,000
12	284,000,000	3,000,000	42	194,000,000	3,000,000
13	281,000,000	3,000,000	43	191,000,000	3,000,000
14	278,000,000	3,000,000	44	188,000,000	3,000,000
15	275,000,000	3,000,000	45	185,000,000	3,000,000
16	272,000,000	3,000,000	46	182,000,000	3,000,000
17	269,000,000	3,000,000	47	179,000,000	3,000,000
18	266,000,000	3,000,000	48	176,000,000	3,000,000
19	263,000,000	3,000,000	49	173,000,000	3,000,000
20	260,000,000	3,000,000	50	170,000,000	3,000,000
21	257,000,000	3,000,000	51	167,000,000	3,000,000
22	254,000,000	3,000,000	52	164,000,000	3,000,000
23	251,000,000	3,000,000	53	161,000,000	3,000,000
24	248,000,000	3,000,000	54	158,000,000	3,000,000
25	245,000,000	3,000,000	55	155,000,000	3,000,000
26	242,000,000	3,000,000	56	152,000,000	3,000,000
27	239,000,000	3,000,000	57	149,000,000	3,000,000
28	236,000,000	3,000,000	58	146,000,000	3,000,000
29	233,000,000	3,000,000	59	143,000,000	3,000,000
30	230,000,000	3,000,000	60		143,000,000

All amounts are in USD

SCHEDULE 7
CORPORATE STRUCTURE

42% LP
58% LP
Common
Common
Sub.
IDRs

Seadrill Limited (Bermuda)
Seadrill Member LLC (Marshall Islands)
Seadrill Partners LLC («MLP»)
(MI/UK)
Seadrill Operating GP LLC (Marshall Islands)

Seadrill Operating LP (Marshall Islands)
Seadrill Polaris Ltd. (Bermuda)

#    93 (93)